Execution Version

_____________________________________________________________________________

LOAN, GUARANTY AND SECURITY AGREEMENT
Dated as of March 31, 2014

_____________________________________________________________________________

PARAMETRIC SOUND CORPORATION,
as a US Borrower and a UK Guarantor

VOYETRA TURTLE BEACH, INC.,
as a US Borrower and a UK Guarantor

TURTLE BEACH EUROPE LIMITED,
as UK Borrower

PSC LICENSING CORP.,
as a US Guarantor and a UK Guarantor

and

VTB HOLDINGS, INC.,
as a US Guarantor and a UK Guarantor

BANK OF AMERICA, N.A.,
as Agent, Sole Lead Arranger and Sole Bookrunner

______________________________________________________________________________

(i)

	6.1	Conditions Precedent to Initial Revolver Loans	66
	6.2	Conditions Precedent to All Credit Extensions	68
	6.3	Post-Closing Date Conditions	69
SECTION 7.	COLLATERAL		70
	7.1	Grant of Security Interest in US Collateral	70
	7.2	Lien on Deposit Accounts; Cash Collateral	71
	7.3	Real Estate Collateral	71
	7.4	Other Collateral	71
	7.5	Limitations	71
	7.6	Further Assurances	71
	7.7	Foreign Subsidiary Stock	72
SECTION 8.	COLLATERAL ADMINISTRATION		72
	8.1	Borrowing Base Certificates	72
	8.2	Accounts	72
	8.3	Inventory	73
	8.4	Equipment	74
	8.5	Deposit Accounts	74
	8.6	Administration of Equity Interests and Instruments	74
	8.7	Administration of Investment Property	75
	8.8	Administration of Letter of Credit Rights	76
	8.9	General Provisions	76
	8.10	Power of Attorney	78
SECTION 9.	REPRESENTATIONS AND WARRANTIES		78
	9.1	General Representations and Warranties	78
	9.2	Complete Disclosure	84
	9.3	Existing Subordinated Debt	84
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS		84
	10.1	Affirmative Covenants	84
	10.2	Negative Covenants	87
	10.3	Financial Covenants	93
SECTION 11.	GUARANTY		93
	11.1	Guaranty by US Guarantors	93
	11.2	Guaranty by UK Guarantors	93
	11.3	Evidence of Debt	94
	11.4	No Setoff or Deductions; Taxes; Payments	95
	11.5	Rights of Lender	95
	11.6	Certain Waivers	95
	11.7	Obligations Independent	96
	11.8	Subrogation	96
	11.9	Termination; Reinstatement	96
	11.10	Subordination	96
	11.11	Stay of Acceleration	96
	11.12	Miscellaneous	96
	11.13	Condition of Borrowers	97

(ii)

	11.14	Setoff	97
	11.15	Representations and Warranties	97
	11.16	Additional Guarantor Waivers and Agreements	97
SECTION 12.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT		98
	12.1	Events of Default	98
	12.2	Remedies upon Default	100
	12.3	License	100
	12.4	Setoff	100
	12.5	Remedies Cumulative; No Waiver.	101
SECTION 13.	AGENT		101
	13.1	Appointment, Authority and Duties of Agent	101
	13.2	Agreements Regarding Collateral and Borrower Materials	103
	13.3	Reliance By Agent	104
	13.4	Action Upon Default	104
	13.5	Ratable Sharing	104
	13.6	Indemnification	104
	13.7	Limitation on Responsibilities of Agent	104
	13.8	Successor Agent and Co-Agents	105
	13.9	Due Diligence and Non-Reliance	105
	13.10	Remittance of Payments and Collections	106
	13.11	Individual Capacities	106
	13.12	Titles	106
	13.13	Bank Product Providers	106
	13.14	No Third Party Beneficiaries	107
SECTION 14.		BENEFIT OF AGREEMENT; ASSIGNMENTS	107
	14.1	Successors and Assigns	107
	14.2	Participations	107
	14.3	Assignments	108
	14.4	Replacement of Certain Lenders	109
	14.5	Register	109
SECTION 15.	MISCELLANEOUS		109
	15.1	Consents, Amendments and Waivers	109
	15.2	Indemnity	110
	15.3	Notices and Communications	110
	15.4	Performance of Obligors’ Obligations	111
	15.5	Credit Inquiries	111
	15.6	Severability	111
	15.7	Cumulative Effect; Conflict of Terms	112
	15.8	Counterparts; Execution	112
	15.9	Entire Agreement	112
	15.10	Relationship with Lenders	112
	15.11	No Advisory or Fiduciary Responsibility	112
	15.12	Confidentiality	113
	15.13	Reserved	113

(iii)

15.14	GOVERNING LAW	113
15.15	Consent to Forum	113
15.16	Waivers by Obligors	114
15.17	Patriot Act Notice	114
15.18	NO ORAL AGREEMENT	115

(iv)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance
Exhibit B	Assignment Notice

Schedule 1.1	Commitments of Lenders
Schedule 1.1C	Eligible Inventory
Schedule 1.1S	Equity Interest Holders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Equity Interests
Schedule 8.6.2	Debt Securities Instruments
Schedule 8.8	Letters of Credit
Schedule 8.9.1	Location of Collateral
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

(i)

LOAN, GUARANTY AND SECURITY AGREEMENT
THIS LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”), is dated as of March 31, 2014, among PARAMETRIC SOUND CORPORATION, a Nevada corporation (“Parametric”), VOYETRA TURTLE BEACH, INC., a Delaware corporation (“Voyetra”; and together with Parametric, individually “US Borrower,” and individually and collectively, jointly and severally, “US Borrowers”), TURTLE BEACH EUROPE LIMITED, a company limited by shares and incorporated in England and Wales with company number 03819186 (“Turtle Beach,” also referred to hereinafter as “UK Borrower”; and together with US Borrowers, individually “Borrower” and individually and collectively, “Borrowers”), PSC LICENSING CORP., a California corporation (“PSC”), VTB HOLDINGS, INC., a Delaware corporation (“VTB”; and together with PSC, individually a “US Guarantor” and individually and collectively, jointly and severally, “US Guarantors”; and together with US Borrowers, individually a “UK Guarantor” and individually and collectively, jointly and severally, “UK Guarantors”; UK Guarantors and US Guarantors, individually a “Guarantor,” and individually and collectively, “Guarantors”); the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent collateral agent and security trustee for Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and BANK OF AMERICA, N.A. as sole lead arranger and sole book runner for the Lenders.
R E C I T A L S:
Each Borrower has requested that Lenders provide a credit facility to such Borrower. Lenders are willing to provide the credit facilities on the terms and conditions set forth in this Agreement.
Each Guarantor will derive substantial direct or indirect commercial benefit from the credit facilities provided for in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:
Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, amalgamation, consolidation or combination of a Borrower or Subsidiary with another Person.
Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent: as defined in the preamble to this Agreement.
Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
Agreement Currency: as defined in Section 1.5.
Allocable Amount: as defined in Section 5.11.3(b).
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Margin: the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Fixed Charge Coverage Ratio	US Base Rate Loans	US LIBOR Loans	UK Base Rate Loans	UK LIBOR Loans
I	< 1.10:1.00	1.50%	2.50%	2.50%	2.50%
II	> 1.10:1.00 < 1.25:1.00	1.25%	2.25%	2.25%	2.25%
III	> 1.25:1.00	1.00%	2.00%	2.00%	2.00%

Until September 30, 2014, margins shall be determined as if Level I were applicable. Thereafter, margins shall be subject to increase or decrease on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate Fixed Charge Coverage Ratio for a Fiscal Quarter due to Borrowers’ failure to deliver any financial statement when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level I were applicable until the first day of the calendar month following its receipt.
Applicable Time Zone: for borrowings under, and payments due by Borrowers or Lenders on (a) US Revolver Loans, Pacific time, and (b) UK Revolver Loans, London time.
Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.
Available Currency: (i) in the case of a US Borrower, Dollars, and (ii) in the case of UK Borrower, Sterling, Euro and Dollars.
Availability: the sum of US Availability and UK Availability.
Availability Block: $4,000,000, which amount shall be reduced to $0 upon the termination of the FILO Period if no Default or Event of Default exists at such time.
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Bank Product: US Bank Product or UK Bank Product, as the context requires.
Bank Product Reserve: US Bank Product Reserve or UK Bank Product Reserve, as the context requires.
Bankruptcy Code: Title 11 of the United States Code.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
Borrower or Borrowers: as defined in the preamble to this Agreement.
Borrower Materials: Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.
Borrowing: a group of Revolver Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.
Borrowing Base: the US Borrowing Base or the UK Borrowing Base, as the context requires.
Borrowing Base Certificate: a US Borrowing Base Certificate or a UK Borrowing Base Certificate, as the context requires.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California (or, if such day relates to (a) any UK Revolver Loan or UK Lender, any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, London, or (b) any Revolver Loan denominated in Euro, any day which is not a TARGET Day.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year; provided, however, that Capital Expenditures shall not include any such expenditures that are: (a) made with the proceeds of any contribution of capital to Parametric or sale or issuance by Parametric of Equity Interests which are substantially contemporaneously used for the making of such Capital Expenditure; (b) Permitted Acquisitions or incurred by any Person acquired in any Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition; (c) made with net proceeds of the sale or other disposition (including by casualty or condemnation) or a capital asset reinvested in assets to the extent such reinvestment is commenced within 180 days and completed within 270 days of the date of such sale or disposition; or (d) financed with Debt permitted pursuant to Section 10.2.1.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.
Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: (a) At any time during the period commencing on the Closing Date and ending 3 months after the consummation of a Liquidity Event, Sponsor ceases to own and control, beneficially and of record, directly or indirectly, at least 20% of the Voting Equity Interests of Parametric; (b) at any time after 3 months have passed since the consummation of a Liquidity Event, any Person other than the Specified Closing Date Holders owns or control 20% or more of the Voting Equity Interests of Parametric; (c) Parametric ceases to own and control, beneficially and of record, directly or indirectly, (x) 100% of the outstanding Voting Equity Interests (other than the Series B Preferred Stock as in effect on the Closing Date) of Voyetra and (y) 100% of the Voting Equity Interests of its other direct or indirect Subsidiaries; (d) a change in the majority of directors of Parametric during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; or (d) the sale or transfer of all or substantially all assets of a Borrower, except to another Borrower.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Revolver Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: as defined in Section 6.1.
Code: the Internal Revenue Code of 1986.
Collateral: the US Collateral and the UK Collateral, as the context requires.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Compliance Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify compliance with Section 10.3.
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”)

of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Contribution Notice: a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004 (UK).
Covenant Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs, or (ii) Availability is less than 12.5% of the Revolver Commitments on such date or US Availability is less than 12.5% of the US Revolver Commitments on such date; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed, (ii) Availability has been greater than 12.5% of the Revolver Commitments, and (iii) US Availability has been greater than 12.5% of the US Revolver Commitments; provided, that no Covenant Trigger Period shall occur during the FILO Period so long as the Availability Block is in effect and no Default or Event of Default exists.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations (including the Guaranteed Obligations); (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the applicable Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% per annum plus the interest rate otherwise applicable thereto.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.
Deposit Account Control Agreement: a control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account or a Securities Account for an Obligor, to perfect Agent’s Lien on such account or its equivalent in any applicable jurisdiction (including, without limitation, any notice and acknowledgment of any Lien granted over such account pursuant to a UK Security Agreement).
Designated Jurisdiction: any country or territory that is the subject of any Sanction.
Dilution Percent: with respect to any Borrower, the percent, determined for such Borrower’s most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of such Borrower, divided by (b) gross sales of such Borrower.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
Dollar Equivalent: at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.
Dollars or $: lawful money of the US.
Dominion Account: a separate special account established by each Borrower at Bank of America (including its London branch, as regards UK Borrower) or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.
EBITDA means, for any period, the sum, for Parametric and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) of the following (for such period):
(a) consolidated net income, excluding (i) earnings or losses of any Person in which such Person has an ownership interest (other than Subsidiaries of such Person), except to the extent received by such Person in a cash distribution, (ii) unrealized non-cash gains and unrealized non-cash losses with respect to obligations under Hedging Agreements for such period and (iii) non-cash gains and non-cash losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period; plus
(b) to the extent deducted in determining consolidated net income, the sum of: (i) any provision for cash income tax expense and cash interest expense; (ii) depreciation and amortization, including, without duplication, to the extent not included in interest expense, cash amortization of transaction and financing fees and expenses; (iii) non-cash deferred compensation, stock option or employee benefits-based and other equity-based compensation expenses; (iv) reasonable and customary documented third-party fees, costs and expenses in connection with any Permitted Acquisition to the extent permitted by this Agreement and not exceeding $3,000,000 during any 12 month period or $5,000,000 in the aggregate after the Closing Date; (v) non-cash charges or amounts recorded in connection with purchase accounting under Statement of Financial Accounting Standards 14l(r) (including any applicable to future Permitted Acquisitions; (vi) non-cash purchase accounting adjustments relating to the writedown of deferred revenue (whether billed or unbilled) that are the result of accounting for any acquisition; (vii) reasonable and customary debt discounts and debt issuance costs, fees, charges and commissions, in each case incurred in connection with Debt permitted to be incurred hereunder, (viii) the Permitted Earnout Payment to the extent paid, and (ix) fees, charges and expenses incurred in connection with the consummation of the merger of Paris Acquisition Corp. with and into VTB Holdings, Inc., a Delaware corporation; plus or minus
(c) to the extent used in determining consolidated net income (i) other non-cash losses (or gains) (to the extent not relating to or resulting in any cash expense or charge in any future period), (ii) losses (or gains) from Asset Dispositions (excluding sales, expenses or losses related to current assets), (iii) costs and expenses in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and (iv) any extraordinary, one-time, unusual or non-recurring items approved by the Agent in its reasonable discretion provided, that (i) the EBITDA of any Subsidiary acquired pursuant to a Permitted Acquisition during such period shall be, so long as such EBITDA is either validated by audited financial statements or a third party due diligence report, in either case, in a manner acceptable to the Agent, included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Debt in connection therewith occurred as of the first day of such period, and giving effect to pro forma adjustments acceptable to the Agent (which may include cost savings and synergies that are, in each case, factually supportable, expected to be realized within the twelve months following the applicable Permitted Acquisition, and are expected to have a continuing impact) which are directly attributable to such proposed Permitted Acquisition) and (ii) the EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Debt in connection therewith occurred as of the first day of such period.
Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars (or payable in Dollars, Euros or Sterling, if owing to a UK Borrower) and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if
(a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date;
(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;
(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts (or 50% with respect to Accounts owed by Gamestop and 25% with respect to Accounts owed by Target, Best Buy, Amazon, Walmart and Solutions 2 Go, Inc. (Canada), such higher percentage as Agent may establish for such or any other Account Debtor from time to time);
(d) it does not conform with a covenant or representation herein;
(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);
(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to Sanctions or any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;
(g) (i) with respect to a US Borrower, the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account Debtor is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent, and (ii) with respect to UK Borrower, the Account Debtor is organized or has its principal offices or assets outside of England and Wales other than a UK Eligible Foreign Account;
(h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;
(i) it is not subject to a duly perfected Lien (in the case of Eligible UK Accounts, expressed as a fixed charge) in favor of Agent or is subject to any other Lien;
(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;
(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;
(l) its payment has been extended or the Account Debtor has made a partial payment;
(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;
(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or
(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.
In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.
Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) a financial institution approved by US Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent that extends revolving credit facilities of this type in its ordinary course of business; (c) if such person is to hold any UK Revolver Commitments, such person is at all times, other than during any Event of Default, a Qualifying Lender, and (d) during an Event of Default, any Person acceptable to Agent in its discretion.
Eligible Inventory: Inventory owned by a US Borrower or UK Borrower, as applicable, that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it
(a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies;

(b) is not held on consignment, nor subject to retention of title or similar arrangements nor subject to any deposit or down payment;
(c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;
(d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods;
(e) meets all standards imposed by any Governmental Authority, has not been acquired from an entity subject to Sanctions or any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law;
(f) conforms with the covenants and representations herein;
(g) is subject to Agent’s duly perfected Lien, and no other Lien (other than Permitted Liens);
(h) is within the continental United States, Canada or any jurisdiction listed on Schedule 1.1C, is not in transit except for Eligible US In-Transit Inventory and Eligible UK In-Transit Inventory, and is not consigned to any Person;
(i) is not subject to any warehouse receipt or negotiable Document;
(j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver or has otherwise waived such requirement (the parties acknowledge that such requirement has been waived with respect to Licenses set forth on Schedule 9.1.11 as of the Closing Date);
(k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and
(l) is reflected in the details of a current perpetual inventory report.
Eligible UK Accounts: Eligible Accounts owing to UK Borrower.
Eligible UK In-Transit Inventory: Inventory owned by a UK Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from with respect to a UK Revolver Loan, a foreign location to a location of the applicable UK Borrower within the United Kingdom that Agent, in its Permitted Discretion, deems to be Eligible UK In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible UK In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the UK Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner satisfactory to Agent; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom UK Borrower is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Agent, and title has passed to UK Borrower; (e) is shipped by a common carrier that is not affiliated with the vendor and is not subject to Sanctions or any specially designated nationals list maintained by OFAC; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible UK Inventory: Eligible Inventory of UK Borrower.
Eligible US Accounts: Eligible Accounts owing to a US Borrower.
Eligible US In-Transit Inventory: Inventory owned by a US Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from with respect to a US Revolver Loan, a foreign location to a location of the applicable US Borrower within the United States that Agent, in its Permitted Discretion, deems to be Eligible US In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible US In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner satisfactory to Agent; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Agent, and title has passed to the Borrower; (e) is shipped by a common carrier that is not affiliated with the vendor and is not subject to Sanctions or any specially designated nationals list maintained by OFAC; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.
Eligible US Inventory: Eligible Inventory of a US Borrower.
Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).
Environmental Agreement: an agreement of an Obligor to indemnify Agent and Lenders from liability under Environmental Laws with respect to Real Estate subject to a Mortgage.
Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA or similar foreign Governmental Authority) or the protection or pollution of the environment, including CERCLA, RCRA , CWA and other similar Applicable Laws of any foreign jurisdiction.
Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.
Euro or €: the lawful currency of the Participating Member States.
Event of Default: as defined in Section 12.
Exchange Rate: on any date, (i) with respect to Sterling in relation to Dollars, the spot rate as quoted by Bank of America (acting through its London branch) at its noon spot rate (in the Applicable Time Zone) at which Dollars are offered on such date for Sterling, (ii) with respect to Dollars in relation to Sterling, the spot rate as quoted by Bank of America (acting through its London branch) at its noon spot rate (in the Applicable Time Zone) at which Sterling are offered on such date for such Dollars, (iii) with respect to Euro in relation to Dollars, the spot rate as quoted by Bank of America (acting through its London branch) at its noon spot rate (in the Applicable Time Zone) at which Dollars are offered on such date for Euro, and (iv) with respect to Dollars in relation to Euro, the spot rate as quoted by Bank of America (acting through its London branch) at its noon spot rate (in the Applicable Time Zone) at which Euro are offered on such date for such Dollars.
Excluded Assets: (a) any lease, license, contract, property right or agreement to which any Obligor is a party or any of its right or interests thereunder if and only for so long as the grant of a security interest or Lien under this Agreement (i) is prohibited by Applicable Law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein pursuant to Applicable Law, (ii) would require the consent of third parties and such consent shall have not been obtained, or (iii) would constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (in each case other than to the extent that any such consent requirement or other term thereof would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become Collateral, immediately and automatically, at such time as such consequences will no longer result; (b) deposit accounts used solely to fund payroll, payroll Taxes and similar employment Taxes or employee benefits in the Ordinary Course of Business; (c) any motor vehicles covered by a certificate of title, together with any motor vehicle trailers, regardless of whether such trailers may be covered by a certificate of title, and all spare parts and accessories for such vehicles and trailers; and (d) all Excluded Equity Interests.

Excluded Equity Interests: solely in the case of any pledge of Equity Interests of any Foreign Subsidiary of a US Borrower or a US Guarantor to secure any US Obligations, any Equity Interests that are Voting Equity Interests of such Foreign Subsidiary of a US Borrower or a US Guarantor in excess of 65% of the outstanding Voting Equity Interests of such class.
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient; (a) Taxes imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, in each case, (i) as a result of such Recipient being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolver Loan or Revolver Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or, in the case of a Participant, acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by US Borrower Agent under Section 14.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 5.10; and (d) any US federal withholding Taxes imposed under FATCA.
Existing Subordinated Debt: (a) the indebtedness of Voyetra (i) to Juergen Stark in the original principal amount of $500,000 pursuant to that Subordinated Promissory Note dated as of August 30, 2013, (ii) to SG VTB Holdings, LLC in the original principal amount of $8,406,975 pursuant to that Subordinated Promissory Note dated as of August 30, 2013, (iii) to Doornink Revocable Living Trust Dated 12/17/1996, as amended in the original principal amount of $1,003,025 pursuant to that Subordinated Promissory Note dated as of August 30, 2013, and (iv) to SG VTB Holdings, LLC in the original principal amount of $7,000,000 pursuant to that Subordinated Promissory Note dated as of August 30, 2013, and (b) any additional Subordinated Debt provided after the Closing Date by any of the noteholders identified above.
Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees,

Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.
Fee Letter: the fee letter agreement by and between Borrowers and Agent, dated as of the Closing Date, as such letter agreement may be amended, restated, supplemented or otherwise modified from time to time.
Financial Support Direction: a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004 (UK).
FILO Loan Rate: 5.00%.
FILO Period: the period commencing on the Closing Date and ending on the earlier of (a) 120 days after the Closing Date, and (b) such other date as approved by Agent in writing.
Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year or March 31 of each year, commencing on March 31, 2015.
Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parametric and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid, to (b) Fixed Charges.
Fixed Charges: the sum of cash interest expense, scheduled principal payments made on Borrowed Money, Distributions made in cash, and the Permitted Earnout Payment (other than to the extent the Permitted Earnout Payment is made using proceeds of a Liquidity Event).
Floating Rate Loan: a US Base Rate Loan or a UK Base Rate Loan, as the context requires.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: any Lender that is not a US Person.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, or a disregarded entity in a case in which substantially all of such entity’s assets are comprised of one or more “controlled foreign corporations” under Section 957 of the Code.
Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.
Full Payment: with respect to any Obligations, (a) the full and cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Revolver Loans shall be deemed to have been paid in full unless all Revolver Commitments related to such Revolver Loans have terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, provincial, state, local, municipal, foreign or other governmental department agency, authority, body, commission, board, bureau, court, tribunal, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority, or a province or territory thereof or a foreign entity or government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guaranteed Obligations: US Guaranteed Obligations or UK Guaranteed Obligations, as the case may be.
Guarantors: as defined in the preamble to this Agreement and each other Person that guarantees payment or performance of Obligations.
Guaranty: each guaranty or guarantee agreement executed by a Guarantor in favor of Agent, including the guaranty provided pursuant to Section 11.
Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
Interest Period: as defined in Section 3.1.4.
Interest Period Loan: a US LIBOR Loan or a UK LIBOR Loan, as the context requires.
Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.
IP Security Agreement: a trademark security agreement, a patent security agreement, copyright security agreement, charge over intellectual property, or equivalent agreement in the applicable jurisdiction, by and among one or more Obligors and Agent, with such amendments or modifications as may be reasonably approved by Agent.
IRS: the United States Internal Revenue Service.
Issuing Bank: Bank of America or any branch or Affiliate of Bank of America, or any replacement issuer appointed pursuant to Section 2.3.4 (or Bank of America acting through its London branch with respect to Letters of Credit requested by UK Borrower).
Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Judgment Currency: as defined in Section 1.5.2.
LC Application: an application by a Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Agent.
LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.1 and 6.2; (b) after giving effect to such issuance, (i) total LC Obligations do not exceed the Letter of Credit Subline, (ii) no Overadvance exists, (iii) no US Overadvance exists if the Requesting Borrower is a US Borrower, (iv) no UK Overadvance exists if the Requesting Borrower is UK Borrower, (v) if Requesting Borrower is a US Borrower and no US Revolver Loans are outstanding, the US

LC Obligations do not exceed the US Borrowing Base, (vi) if Requesting Borrower is UK Borrower and no UK Revolver Loans are outstanding, the UK LC Obligations do not exceed the UK Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Issuing Bank in its discretion.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the applicable Borrower or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.
LC Obligations: the US LC Obligations or the UK LC Obligations, as the context requires.
LC Request: a request for issuance of a Letter of Credit, to be provided by the applicable Borrower to Issuing Bank, in form satisfactory to Issuing Bank.
LC Reserve: the aggregate of all LC Obligations of the applicable Borrower, other than those that have been Cash Collateralized by the applicable Borrower.
Lender Indemnitees: Each Lender and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Lenders: as defined in the preamble to this Agreement, including US Lenders, UK Lenders, Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and US Borrower Agent.
Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of such Borrower.
Letter of Credit Subline: $5,000,000.
LIBOR: means, for any day in any month with respect to a Revolver Loan, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate (ICE LIBOR) (as publicised by any service which has been nominated by the ICE Benchmark Administration as an authorised information vendor for the purpose of displaying ICE LIBOR) at approximately 11:00 a.m. London time on the first Business Day of that month for deposits in the relevant currency (for delivery on that day) with a term of one month commencing two Business Days following such date of determination and (ii) if such rate is not available at such time for any reason, the rate per annum reasonably determined by the Agent to be the rate at which deposits in such currency for delivery two Business Days following such date of determination in same day funds in the approximate amount of the Revolver Loan being made, continued or converted and with a term equal to one month would be offered to the Agent’s London Branch by major banks in the interbank market where its foreign currency and exchange operations are then taking place at the date and time of the determination.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, mortgages, charges, assignments, pledges, hypothecations, statutory trusts, deemed trusts, reservations, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Liquidity Event: any event pursuant to which Parametric obtains proceeds from a contribution of capital to Parametric, a sale or issuance by Parametric of its Equity Interests, or an incurrence of Debt for Borrowed Money, in each case, on terms satisfactory to Agent and Required Lenders, where the net proceeds of such event exceed $30,000,000 and where at least $10,000,000 of such net proceeds are applied to repay the Obligations.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
Mandatory Cost: any amount incurred periodically by a Lender constituting fees, costs or charges imposed by any Governmental Authority on lenders generally in the jurisdiction where such Lender is domiciled, is subject to regulation or has its office through which it performs its obligations hereunder.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of the Obligors, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) materially impairs the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially and adversely impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any written agreement or arrangement to which any Obligor or its respective Subsidiaries is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
Moody’s: Moody’s Investors Service, Inc., and its successors.
Mortgage: a mortgage, deed of trust, deed of hypothec, or deed to secure debt in which an Obligor grants a Lien on its Real Estate to Agent, for the benefit of Secured Parties, as security for the Obligations.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by any Obligor or its respective Subsidiaries in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the applicable Borrower’s Inventory performed by an appraiser and on terms satisfactory to Agent.
Notice of Borrowing: a Notice of Borrowing to be provided by US Borrower Agent to request a Borrowing of Revolver Loans, in form reasonably satisfactory to Agent.
Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrowing Agent to request a conversion or continuation of any Revolver Loans as US LIBOR Loans, or UK LIBOR Loans as applicable, in form reasonably satisfactory to Agent.
Obligations: all (a) principal of and premium, if any, on the Revolver Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.
OFAC: Office of Foreign Assets Control of the US Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, memorandum and articles of association, constitutional documents, certificate of change of name (if any), bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each LC Document, Fee Letter, Lien Waiver, Related Real Estate Documents, Borrowing Base Certificate, Subordination Agreements, Compliance Certificate, Borrower Materials, intercreditor agreements, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
Other Connection Taxes: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in, any Revolver Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).
Overadvance: a US Overadvance or a UK Overadvance, as the context requires.
Overadvance Loan: a US Overadvance Loan or a UK Overadvance Loan, as the context requires.
Parametric: as defined in the preamble to this Agreement.
Participant: as defined in Section 14.2.1.
Participant Register: as defined in Section 14.2.3.
Participating Member State: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Pensions Regulator: the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).
Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States, and had positive EBITDA for the 12 month period most recently ended; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(f), 10.2.1(i) and 10.2.2(j); (e) the total consideration (including deferred payment obligations and Debt assumed or incurred) is less than $30,000,000 and, when aggregated with the total consideration for all other Acquisitions made during the preceding 12 months, is less than $50,000,000; (f) upon giving effect thereto, Availability is at least 15% of the Revolver Commitments for the 30 days preceding and as of the Acquisition; (g) the Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to the Acquisition (as if such Acquisition were consummated on the first day of the period of measurement), is not less than 1.10:1.00, whether or not a Covenant Trigger Period exists; and (h) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.
Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to the Dominion Account, an Asset Disposition that is (a) a sale of Inventory, cash or Cash Equivalents in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $2,000,000 or less; (c) a disposition of property that is obsolete, unmerchantable or otherwise unsalable or other property not necessary for operations in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; or (e) dispositions resulting from any casualty or other insured damage to, or any taking under any power of eminent domain or by condemnation or similar proceeding of, any Property of any Obligor or any Subsidiary; (f) any transactions permitted by Sections 10.2.2, 10.2.4, 10.2.5, 10.2.7 or 10.2.9; (g) non-exclusive licensing agreements for any intellectual property, leases or subleases, in each case in the Ordinary Course of Business; (h) approved in writing by Agent and Required Lenders, provided that no Obligor shall dispose of any property charged by way of fixed charge pursuant to a UK Security Agreement without the express written consent of the Agent; (i) a non-exclusive licensing agreement for Intellectual Property, leases, or subleases, in each case in the Ordinary Course of Business, or (j) any assignment or transfer of an Account to a provider of credit insurance to the extent such provider has advanced insurance proceeds to the applicable Obligor with respect to such Account being transferred; (k) any other Asset Disposition, so long as the applicable Obligor receives fair market value in consideration in cash for such sale and the aggregate consideration payable in connection with all such dispositions does not exceed $2,000,000 in any calendar year.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $5,000,000 or less at any time.
Permitted Earnout Payment: the payment to Carmine J. Bonanno and Frederick J. Romano on July 31, 2014 in the aggregate amount of $3,125,000 to be paid in accordance with the terms of that certain Stock Purchase Agreement dated as of September 28, 2010, by and among SG VTB Merger Sub, Inc. SG VTB Holdings, LLC, Voyetra and the stockholders party thereto; provided, that such payment can only be paid by or on behalf of any Obligor if (i) at any time prior to the consummation of a Liquidity Event, (a) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (b) for each of the 30 days immediately prior to and after giving effect to such payment, Availability is in an amount greater than 15% of the Revolver Commitments, and US Availability is in an amount greater than 15% of the US Revolver Commitments, and (c) no FILO Period is in effect, and (ii) thereafter, immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will result.
Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of any Obligor or its respective Subsidiaries that is unsecured or secured only by a Purchase Money Lien and Debt under Capital Leases of any Obligor, as long as the aggregate amount does not exceed $5,000,000 at any time.
Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
Platform: as defined in Section 15.3.3.
Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Pro Rata: with respect to:
(a) any US Lender and its share of any US Revolver Commitments or US Obligations, or its voting or other rights with respect to, or any other matters relating to, the US Obligations, (i) prior to the Revolver Commitment Termination Date, a percentage (carried out to the ninth decimal place) determined by dividing the amount of such US Lender’s US Revolver Commitment by the aggregate amount of all US Revolver Commitments (the “US Applicable Percentage”), and (ii) upon and after the Revolver Commitment Termination Date, the US Applicable Percentage of such US Lender under this clause most recently in effect, giving effect to any subsequent assignment;

(b) any UK Lender and its share of any UK Revolver Commitments or UK Obligations, or its voting or other rights with respect to or matters relating to the UK Obligations, (i) prior to the Revolver Commitment Termination Date, a percentage (carried out to the ninth decimal place) determined by dividing the amount of such UK Lender’s UK Revolver Commitment by the aggregate amount of all UK Revolver Commitments (the “UK Applicable Percentage”), and (ii) upon and after the Revolver Commitment Termination Date, the UK Applicable Percentage of such UK Lender under this clause most recently in effect, giving effect to any subsequent assignment; and
(c) any Lender and its share of all Revolver Commitments or Obligations, or its voting or other rights with respect to or matters relating to the Revolving Facility as a whole, including indemnity obligations and reimbursement obligations owing to Agent, (i) prior to the Revolver Commitment Termination Date, a percentage (carried out to the ninth decimal place) determined by dividing the sum of such Lender’s US Revolver Commitment and the Dollar Equivalent of the amount of such Lenders’ UK Revolver Commitment by the aggregate amount of the Dollar Equivalent of all Revolver Commitments (the “Applicable Percentage”); and (ii) upon and after the Revolver Commitment Termination Date, the Applicable Percentage of such Lender under this clause most recently in effect, giving effect to any subsequent assignment.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien (other than a Permitted Lien) is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: US Protective Advances or UK Protective Advances, as the context requires.
PSC: as defined in the preamble to this Agreement.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC or other Applicable Law.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.
Qualifying Lender:

(a)    a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance and is:
(i)    a Lender:
(A)    that is a bank (as defined for the purpose of section 879 of the ITA) making an advance; or
(B)    in respect of an advance by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made, and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance; or
(ii)    a Lender which is:
(A)    a company resident in the United Kingdom for United Kingdom tax purposes;
(B)    a partnership, each member of which is:
(C)    a company so resident in the United Kingdom; or
(D)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(E)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(F)    a Treaty Lender; or
(b)    a building society (as defined for the purposes of section 880 of the ITA) making an advance.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; provided that refinancing of Existing Subordinated Debt may be with Parametric as the obligor and may be guaranteed on a subordinated basis by the other US Obligors and (g) upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).
Reimbursement Date: as defined in Section 2.3.2.
Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer acceptable to Agent; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance reasonably satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance reasonably satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
Report: as defined in Section 13.2.3.
Reporting Due Date: If (i) (a) Availability is in an amount greater than 15% of the Revolver Commitments, (b) US Availability is in an amount greater than 15% of the US Revolver Commitments, and (c) UK Availability is in an amount greater than 15% of the UK Revolver Commitments, or (ii) a FILO Period is in effect, the third Business Day of each week, otherwise, the 15th day of each month.
Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
Requesting Borrower: with respect to any Letter of Credit, shall mean the Borrower requesting such Letter of Credit to be issued for the benefit of itself or any of its Subsidiaries.
Required Lenders: one or more Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Revolver Loans and LC Obligations or, if all Revolver Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, however, that Revolver Commitments,

Revolver Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan or LC Obligation by the Secured Party that funded the applicable Revolver Loan or issued the applicable Letter of Credit.
Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and other credits to suppliers in the Ordinary Course of Business; provided, however, that such trade terms may include such concessionary trade terms as Parametric or any such Subsidiary deems reasonable under the circumstances; (f) so long as no Event of Default exists immediately before and after giving effect thereto, the repurchase, redemption or other acquisition or retirement of any Equity Interests of Parametric held by any current or former officer, director or employee of Parametric or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement in an aggregate amount not to exceed $1,000,000 in any calendar year or $3,000,000 in the aggregate after the Closing Date; (g) Investments consisting of any deferred portion of the sales price received in connection with any Permitted Disposition; (h) without duplication, Investments to the extent permitted as Indebtedness or Contingent Obligations hereunder; (i) the endorsement of negotiable instruments held for collection in the ordinary course of business; (j) Investments by UK Borrower in any other Obligor or by US Borrower in any other Obligor which is not a Foreign Subsidiary; (k) any other Investment (other than the type set forth above) to the extent that payment for such investment is made with the proceeds of any equity investments in Parametric by Persons who are not Obligors, the cash proceeds of which are (i) contributed directly or indirectly to any Obligor or any of its Subsidiaries and (ii) used substantially contemporaneously by such Obligor or its Subsidiaries to make such Investment; and (l) other Investments (other than the type set forth in clauses (a) through (k) above) not to exceed $2,000,000 at any time.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
Revolver Commitment: the US Revolver Commitment or the UK Revolver Commitment, as the context requires.
Revolver Commitments: the aggregate amount of the Revolver Commitment of all Lenders.
Revolver Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which the US Borrower Agent terminates the US Revolver Commitments pursuant to Section 2.1.7; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 12.2.
Revolver Loan: a US Revolver Loan or a UK Revolver Loan, as the context requires.
Revolver Termination Date: March 31, 2019.
Revolver Usage: the sum of the US Revolver Usage and the UK Revolver Usage.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by any Obligor or its respective Subsidiaries under a License.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or any Subsidiary of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
Secured Bank Product Provider: (a) Bank of America or any of its branches or Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 13.13.
Secured Parties: US Secured Parties or UK Secured Parties, as the context requires.
Security Documents: the Guaranties, Mortgages, UK Security Agreements, Deposit Account Control Agreements, IP Security Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.
Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, or, with respect to UK Borrower or any other Obligor organized under the laws of England and Wales, it is not or is not deemed, for the purpose of and under the Insolvency Act 1986, to be unable to pay its debts as they fall due; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Closing Date Holders: the holders of Equity Interests of Parametric set forth on Schedule 1.1S and the heirs or such holders or any trusts or other estate planning vehicles of such holders, or any trust, the beneficiary of which, any charitable trust, the grantor of which, or any corporation, limited liability company, partnership or other entity, the stockholders, members, general or limited partners or owners of which include only such holder and any of the foregoing individuals or entities.
Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).
Sponsor: Stripes Group, LLC and any person controlled by, in control of or under common control with Stripes Group, LLC and which is organized primarily for the purpose of making debt and equity contribution.
Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.
Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance, whether or not then effective, that is provided by the terms of the Letter of Credit or related LC Documents.
Sterling or £: the lawful currency of the UK.
Subordinated Debt: (i) Debt incurred by any Obligor or any of its respective Subsidiaries that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is also on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent, and (ii) the Existing Subordinated Debt.
Subordination Agreement: a subordination agreement executed by the holders of any Subordinated Debt which agreement is in form and substance reasonably satisfactory to Lender.
Subsidiary: any entity at least 50% of whose Voting Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of such Voting Equity Interests).
Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
Swingline Loan: a US Swingline Loan or a UK Swingline Loan, as the context requires.
TARGET Day: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Tax Confirmation: a confirmation by a UK Lender that the person beneficially entitled to interest payable to that UK Lender in respect of an advance is either:
(a)    a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)    a partnership each member of which is:
(i)    a company so resident in the United Kingdom; or
(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
Tax Credit: a credit against, relief or remission for, or repayment of, any Taxes.
Tax Deduction: a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.
Tax Payment: in relation to any UK Borrower, either the increase in a payment made by that UK Borrower to a UK Lender under Section 5.12(b) or a payment under Section 5.12(c).
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Treaty Lender: a Lender which:
(a)    is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and
(b)    does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected.
Treaty State: a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
Turtle Beach: as defined in the preamble to this Agreement.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
UK: the United Kingdom of Great Britain and Northern Ireland.
UK Accounts Formula Amount: (a) during the FILO Period, 90% of the Value of Eligible UK Accounts, and (b) thereafter, 85% of the Value of Eligible UK Accounts.
UK Availability: The Dollar Equivalent of the UK Borrowing Base minus UK Revolver Usage.
UK Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the Inventory of UK Borrower; (b) the Rent and Charges Reserve with respect to UK Borrower; (c) the LC Reserve applicable to UK Borrower; (d) the UK Bank Product Reserve; (e) all accrued Royalties payable by UK Borrower, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon UK Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the UK Dilution Reserve; (g) a reserve for the prescribed part of floating charge realisations which may be set aside for unsecured creditors which at the date of this Agreement is a maximum of 600,000 Sterling for UK Borrower and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided, that the reserves included in the UK Availability Reserve shall not be duplicative of the eligibility criteria for Eligible UK Accounts or Eligible UK Inventory.
UK Bank Product: any of the following products, services or facilities extended to UK Borrower, any Subsidiary of UK Borrower, or any Affiliate of UK Borrower by Bank of America (acting through its London branch) or any of its Affiliates or branches: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.
UK Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations of UK Borrower.
UK Base Rate: with respect to Revolving Loans denominated in Sterling, the rate equal to the highest of (A) the interest per annum as set and published by the Bank of England known as the BOE Official Bank Rate (or any successor rate), and (B) the 3 month LIBOR, (ii) with respect to Revolving Loans denominated in Euros, the rate equal to the highest of (A) the rate as set and published by the European Central Bank known as the ECB Main Refinancing Rate (or any successor rate), and (B) the 3 month LIBOR, (iii) with respect to Revolving Loans denominated in Dollars, a fluctuating rate per annum equal to the highest of (A) the Federal Funds Effective Rate plus 1/2 of 1%, (B) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (iii) the Adjusted LIBOR on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars, with a maturity of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
UK Base Rate Loan: a UK Revolver Loan that bears interest based on the UK Base Rate.
UK Borrower: as defined in the preamble to this Agreement.

UK Borrowing Base: on any date of determination, a Dollar Equivalent amount equal to the lesser of (a) the aggregate UK Revolver Commitments, minus the UK Availability Reserve, or (b) the UK Accounts Formula Amount, plus the UK Inventory Formula Amount, minus the UK Availability Reserve.
UK Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which UK Borrower certifies the UK Borrowing Base.
UK Collateral: all Property of each UK Obligor described in any Security Document that secures the UK Obligations or UK Guaranteed Obligations and all other Property of each UK Obligor that now or hereafter secures (or is intended to secure) any UK Obligations or any UK Guaranteed Obligations.
UK Commitment Percentage: as to any UK Lender at any time, the ratio, expressed as a percentage, which such UK Lender’s UK Revolver Commitment bears to the aggregate UK Revolver Commitments at such time.
UK Dilution Reserve: a reserve established by Agent in its Permitted Discretion if the Dilution Percent of UK Borrower for any period exceeds such Dilution Percent in existence on the Closing Date, which reserve shall be in an amount equal to 1.0% of Eligible UK Accounts for each whole percentage point (or fraction thereof) that Dilution Percent of UK Borrower exceeds such percentage.
UK Eligible Foreign Account: an Account of UK Borrower that is owed by an Account Debtor that is organized or has its principal offices or assets in a jurisdiction that has been a Participating Member State since before April 30, 2004 or otherwise approved by Agent.
UK FILO Amount: (i) as of any date of measurement during the FILO Period, the Dollar Equivalent of (a) 5% of the Value of Eligible UK Accounts, as reflected on the most recent UK Borrowing Base Certificate, plus (b) the lesser of (i) 10% of the Value of Eligible UK Inventory as reflected on the most recent UK Borrowing Base Certificate; and (ii) 10% of the NOLV Percentage of the Value of Eligible UK Inventory as reflected on the most recent UK Borrowing Base Certificate; and (ii) after the FILO Period, $0.
UK FILO Loan: a UK Revolver Loan that is borrowed on the Closing Date and outstanding during the FILO Period, in the amount of the UK FILO Amount from time to time.
UK Guaranteed Obligations: as defined in Section 11.2.
UK Guarantors: as defined in the preamble to this Agreement.
UK Inventory Formula Amount: the sum of (a) the lesser of (i)(A) during the FILO Period, 75% of the Value of Eligible UK Inventory and (B) thereafter, 65% of the Value of Eligible UK Inventory; and (ii)(A) during the FILO Period, 95% of the NOLV Percentage of the Value of Eligible UK Inventory, and (B) thereafter, 85% of the NOLV Percentage of the Value of Eligible UK Inventory, plus (b) the lesser of (i) 65% of the Value of Eligible UK In-Transit Inventory; and (ii) 85% of the NOLV Percentage of the Value of Eligible UK In-Transit Inventory.
UK Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of UK Borrower’s Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

UK LC Obligations: the sum (without duplication) of (a) all amounts owing by UK Borrower for any drawings under Letters of Credit issued for the benefit of UK Borrower or any Subsidiary of a UK Borrower that is not otherwise a US Borrower; and (b) the stated amount of all outstanding Letters of Credit issued for the benefit of UK Borrower or any such Subsidiary of UK Borrower; provided that, any amounts owing under any Letter of Credit issued for the benefit of such Subsidiary of a UK Borrower shall be the Obligation of UK Borrower.
UK Lenders: Bank of America (acting through its London branch or such other branch or branches as it may designate from time to time) and each other Lender that has issued a UK Revolver Commitment.
UK LIBOR Loan: each set of UK Revolver Loans, or portion thereof, funded in Sterling or Euro, and bearing interest calculated by reference to the LIBOR having a common length and commencement of Interest Period.
UK Obligations: on any date, the portion of the Obligations outstanding that are owing by any UK Obligor.
UK Obligors: UK Borrower, each UK Guarantor and each other Person that is liable for payment of any UK Obligations or that has granted a Lien in favor of Agent on its assets to secure any UK Obligations.
UK Overadvance: as defined in Section 2.1.6(b).
UK Overadvance Loan: a UK Base Rate Loan made when a UK Overadvance exists or is caused by the funding thereof.
UK Protective Advances: as defined in Section 2.1.7(b).
UK Required Lenders: one or more UK Secured Parties holding more than 50% of (a) the aggregate outstanding UK Revolver Commitments; or (b) following termination of the UK Revolver Commitments, the aggregate outstanding UK Revolver Loans and LC Obligations of UK Borrowers or, if all Revolver Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, however, that Revolver Commitments, Revolver Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan or LC Obligation by the Secured Party that funded the applicable Revolver Loan or issued the applicable Letter of Credit.
UK Revolver Commitment: for any UK Lender, its obligation to make UK Revolver Loans and to participate in UK LC Obligations up to the maximum principal Dollar Equivalent amount in the applicable Available Currencies equal to its UK Commitment Percentage of the aggregate amount of all UK Revolver Commitments, which are shown on Schedule 1.1 as of the Closing Date, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party.
UK Revolver Commitments: the aggregate amount of the UK Revolver Commitment of all UK Lenders.
UK Revolver Loan: a loan made pursuant to Section 2.1.2, any UK Swingline Loan, any UK Overadvance Loan or UK Protective Advance.

UK Revolver Usage: on any date, the Dollar Equivalent of the sum of (a) the aggregate amount of outstanding UK Revolver Loans, plus (b) the UK LC Obligations, except to the extent Cash Collateralized by UK Borrower on any date.
UK Secured Parties: Agent, UK Lenders, Issuing Bank and Secured Bank Product Providers of UK Bank Products.
UK Security Agreement: each debenture, deed of charge or other similar agreement, instrument or document governed by the laws of England and Wales now or hereafter securing (or given with the intent to secure) any Obligations.
UK Swingline Loan: any Borrowing of UK Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among UK Lenders or repaid by UK Borrower.
Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.
Unused Line Fee Rate: a per annum rate equal to (a) 0.25%, if average monthly the applicable Revolver Usage exceeds 66.66% of the applicable Revolver Commitments during the preceding calendar month, (b) 0.375%, if applicable average monthly Revolver Usage exceeds 33.33% but is less than or equal to 66.66% of the applicable Revolver Commitments during such month, and (c) 0.50%, if applicable average monthly Revolver Usage is less than or equal to 33.33% of the applicable Revolver Commitments during the preceding calendar month.
Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.
US: the United States of America.
US Accounts Formula Amount: (a) during the FILO Period, 90% of the Value of Eligible US Accounts , and (b) thereafter, 85% of the Value of Eligible US Accounts.
US Availability: the US Borrowing Base minus US Revolver Usage.
US Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the Inventory of any US Borrower; (b) the Rent and Charges Reserve with respect to any US Borrower; (c) the LC Reserve applicable to US Borrowers; (d) the US Bank Product Reserve; (e) all accrued Royalties payable by any US Borrower, whether or not then due and payable by such US Borrower; (f) the aggregate amount of liabilities secured by Liens upon US Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the US Dilution Reserve; and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided, that the reserves included in the US Availability Reserve shall not be duplicative of the eligibility criteria for Eligible US Accounts or Eligible US Inventory.
US Bank Product: any of the following products, services or facilities extended to any US Borrower, Subsidiary of US Borrower (other than UK Borrower), or any Affiliate of US Borrower by Bank of America or any of its Affiliates or branches: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.

US Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations of US Obligors.
US Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus1.0%.
US Base Rate Loan: a US Revolver Loan that bears interest based on the US Base Rate.
US Borrower or US Borrowers: as defined in the preamble to this Agreement.
US Borrower Agent: as defined in Section 4.4.
US Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate US Revolver Commitments, minus the US Availability Reserve, or (b) the sum of the US Accounts Formula Amount, plus the US Inventory Formula Amount, minus the US Availability Reserve; provided, that the Accounts and Inventory of Parametric shall not be included in the US Borrowing Base until Agent has completed its business due diligence with respect to such assets and the results of such due diligence are satisfactory to Agent in its Permitted Discretion.
US Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which US Borrowers certify the US Borrowing Base.
US Collateral: all Property described in Section 7.1 that secures the US Obligations or US Guarantor’s Guarantor Obligations, all Property described in any Security Documents as security for any US Obligations or US Guarantor’s Guarantor Obligations, and all other Property that now or hereafter secures (or is intended to secure) any US Obligations or US Guarantor’s Guarantor Obligations.
US Commitment Percentage: as to any US Lender at any time, the ratio, expressed as a percentage, which such US Lender’s US Revolver Commitment bears to the aggregate US Revolver Commitments at such time.
US Dilution Reserve: a reserve established by Agent in its Permitted Discretion if the Dilution Percent of US Borrowers for any period exceeds such Dilution Percent for US Borrowers in existence on the Closing Date, which reserve shall be in an amount equal to 1.0% of Eligible US Accounts for each whole percentage point (or fraction thereof) that Dilution Percent of US Borrowers exceeds such percentage.
US Dominion Trigger Period: (i) at any time a FILO Period is in effect and (ii) the period (a) commencing on the day that an Event of Default occurs, or Availability is less than 15% of the Revolver Commitments at any time or US Availability is less than 15% of the US Revolver Commitments at any time; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed, Availability has been greater than 15% of the Revolver Commitments, and US Availability has been greater than 15% of the US Revolver Commitments.
US FILO Amount: (i) as of any date of measurement during the FILO Period, (a) 5% of the Value of Eligible US Accounts, as set forth on the most recent US Borrowing Base Certificate, plus (b) the lesser of (i) 10% of the Value of Eligible US Inventory as set forth on the most recent US Borrowing Base Certificate; and (ii) 10% of the NOLV Percentage of the Value of Eligible US Inventory as set forth on the most recent US Borrowing Base Certificate; and (ii) after the FILO Period, $0.

US FILO Loan: a US Revolver Loan that is borrowed on the Closing Date and outstanding during the FILO Period, in the amount of the US FILO Amount from time to time.
US Guaranteed Obligations: as defined in Section 11.1.
US Guarantors: as defined in the preamble to this Agreement and any other Guarantor that is organized under the laws of the United States.
US Guarantor Payment: as set forth in Section 5.11.3(b).
US Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of US Borrower’s Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
US Inventory Formula Amount: the sum of (a) the lesser of (i) (A) during the FILO Period, 75% of the Value of Eligible US Inventory, and (B) thereafter, 65% of the Value of Eligible US Inventory; and (ii)(A) during the FILO Period, 95% of the NOLV Percentage of the Value of Eligible US Inventory, and (B) thereafter, 85% of the NOLV Percentage of the Value of Eligible US Inventory, plus (b) the lesser of (i) 65% of the Value of Eligible US In-Transit Inventory; and (ii) 85% of the NOLV Percentage of the Value of Eligible US In-Transit Inventory.
US LC Obligations: the sum (without duplication) of (a) all amounts owing by US Borrowers for any drawings under Letters of Credit issued for the benefit of US Borrowers or any Subsidiary of US Borrower (other than UK Borrower); and (b) the stated amount of all outstanding Letters of Credit issued for the benefit of US Borrowers or such Subsidiary of US Borrower; provided that, any amounts owing under any Letter of Credit issued for the benefit of such Subsidiary of a US Borrower shall be the Obligation of such US Borrower.
US LIBOR Loan: each set of US Revolver Loans bearing interest calculated by reference to the LIBOR having a common length and commencement of Interest Period.
US Lenders: Bank of America and each other Lender (other than UK Lenders) permitted hereunder that has issued a US Revolver Commitment.
US LC Request: an LC Request made by a US Borrower.
US Obligations: on any date, the portion of the Obligations outstanding that are owing by any US Obligor.
US Obligors: US Borrower, each US Guarantor and each other Person that is liable for payment of any US Obligations or that has granted a Lien in favor of Agent on its assets to secure any US Obligations.
US Overadvance: as defined in Section 2.1.6(a).
US Overadvance Loan: a US Base Rate Loan made when a US Overadvance exists or is caused by the funding thereof.
US Person: “United States Person” as defined in Section 7701(a)(30) of the Code.
US Protective Advances: as defined in Section 2.1.7(a).

US Required Lenders: one or more US Secured Parties holding more than 50% of (a) the aggregate outstanding US Revolver Commitments; or (b) following termination of the US Revolver Commitments, the aggregate outstanding US Revolver Loans and LC Obligations of US Borrowers or, if all Revolver Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, however, that Revolver Commitments, Revolver Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan or LC Obligation by the Secured Party that funded the applicable Revolver Loan or issued the applicable Letter of Credit.
US Revolver Commitment: for any US Lender, its obligation to make US Revolver Loans and to participate in US LC Obligations up to the maximum principal amount in US Dollars equal to its US Commitment Percentage of the aggregate amount of all US Revolver Commitments, which are shown on Schedule 1.1 as of the Closing Date, or as hereafter modified pursuant to Section 2.1.8 or an Assignment and Acceptance to which it is a party.
US Revolver Commitments: the aggregate amount of the US Revolver Commitment of all US Lenders.
US Revolver Usage: on any date, the sum of (a) the aggregate amount of outstanding US Revolver Loans, plus (b) the US LC Obligations, except to the extent Cash Collateralized by US Borrowers.
US Revolver Loan: a loan made pursuant to Section 2.1.1, and any US Overadvance Loan or US Protective Advance.
US Secured Parties: Agent, US Lenders, Issuing Bank and Secured Bank Product Providers of US Bank Products.
US Swingline Loan: any Borrowing of US Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among US Lenders or repaid by US Borrowers.
US Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).
Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
Voting Equity Interests: the Equity Interests of any Person which entitle the holders thereof to vote for the election of the board of directors of such Person.
Voyetra: as defined in the preamble to this Agreement.
VTB: as defined in the preamble to this Agreement.
1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Any change in GAAP occurring after the date hereof that would require operating leases to be treated as capital leases shall be disregarded for the purposes of determining Debt and any financial ratio or compliance requirement contained in any Loan Document.
1.3    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Certificated Securities,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Document of Title,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Intangible,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Security,” and “Supporting Obligation.”
1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules means, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day in the Applicable Time; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.
1.5    Currency Equivalents.
1.5.1    Calculations. All references in the Loan Documents to Revolver Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.5.2    Judgments. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).
SECTION 2.    CREDIT FACILITIES
2.1    Revolver Commitment.
2.1.1    US Revolver Loans. Each US Lender agrees, severally (and not jointly) on a Pro Rata basis up to its US Revolver Commitment, on the terms set forth herein, to make US Revolver Loans to Borrowers from time to time through the Revolver Commitment Termination Date. The US Revolver Loans may be repaid and reborrowed as provided herein. In no event shall US Lenders have any obligation to honor a request for a US Revolver Loan if US Revolver Usage at such time plus the requested US Revolver Loan would exceed the US Borrowing Base. Each US Revolver Loan shall be funded and repaid in Dollars.
2.1.2    UK Revolver Loans. Each UK Lender agrees, severally (and not jointly) on a Pro Rata basis up to its UK Revolver Commitment, on the terms set forth herein, to make UK Revolver Loans to UK Borrower from time to time through the Revolver Commitment Termination Date. The UK Revolver Loans may be repaid and reborrowed as provided herein. In no event shall UK Lenders have any obligation to honor a request for a UK Revolver Loan if (a) UK Revolver Usage at such time plus the requested UK Revolver Loan would exceed the UK Borrowing Base or (b) the sum of the UK Revolver Usage at such time plus the requested UK Revolver Loan plus the US Revolver Usage at such time would exceed the aggregate Revolver Commitments. Each UK Revolver Loan shall be funded and repaid in an Available Currency for the UK Borrower.
2.1.3    Notes. Revolver Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Revolver Loan(s).
2.1.4    Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt, including all outstanding amounts owed with respect to the credit facilities for which PNC Bank, National Association is acting as agent; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or the proceeds of any Revolver Loan, nor use, lend, contribute or otherwise make available any Letter of Credit or proceeds of any Revolver Loan to any Subsidiary, joint venture partner or other Person, (y) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Revolver Loan, is the subject of Sanctions; or (z) in any manner that will result in a violation of Sanctions by any Person (including any Secured Party or other individual or entity participating in the transaction.

2.1.5    Voluntary Reduction or Termination of Revolver Commitments.
(a)    Termination of Revolver Commitments.
(i)    The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility; provided that if Borrowers terminate the Revolver Commitments in whole during the first Loan Year, Borrowers shall pay to the Agent for the account of the Lenders an amount equal to 1.00% multiplied by the principal amount of the Revolving Commitments terminated. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.
(ii)    The UK Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent, UK Borrower may, at its option, terminate the UK Revolver Commitments and this credit facility; provided that if Borrowers terminate the UK Revolver Commitments in whole during the first Loan Year, Borrowers shall pay to the Agent for the account of the Lenders an amount equal to 1.00% multiplied by the principal amount of the UK Revolving Commitments terminated. Any notice of termination given by UK Borrower shall be irrevocable. On the termination date, UK Borrower shall make Full Payment of all UK Obligations.
(b)    Reduction of Revolver Commitments. Borrowers may permanently reduce the Revolver Commitments, on a ratable basis for all Lenders, upon at least 30 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof. No reduction in the Revolver Commitments shall result in the Revolver Commitments being reduced to an amount less than $25,000,000.
2.1.6    Overadvances.
(a)    US Overadvances. If US Revolver Usage exceeds the US Borrowing Base (“US Overadvance”) at any time, the excess amount shall be payable by US Borrowers on demand by Agent, but all such US Revolver Loans shall nevertheless constitute US Obligations secured by the US Collateral and entitled to all benefits of the Loan Documents. Agent may require US Lenders to honor requests for US Overadvance Loans and to forbear from requiring US Borrowers to cure a US Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the US Overadvance does not continue for more than 30 consecutive days (and no US Overadvance may exist for at least five consecutive days thereafter before further US Overadvance Loans are required), and (ii) the US Overadvance is not known by Agent to exceed 10% of the US Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers a US Overadvance not previously known by it to exist, as long as from the date of such discovery the US Overadvance is not increased by more than $1,000,000 and does not continue for more than 30 consecutive days. In no event shall US Overadvance Loans be required that would cause US Revolver Usage to exceed the aggregate US Revolver Commitments. Any funding of a US Overadvance Loan or sufferance of a US Overadvance shall not constitute a waiver by Agent or US Lenders of the Event of Default caused thereby. In no event shall any US Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
(b)    UK Overadvances. If UK Revolver Usage exceeds the UK Borrowing Base (“UK Overadvance”) at any time, the excess amount shall be payable by UK Borrowers on demand by

Agent, but all such UK Revolver Loans shall nevertheless constitute UK Obligations secured by the UK Collateral and entitled to all benefits of the Loan Documents. Agent may require UK Lenders to honor requests for UK Overadvance Loans and to forbear from requiring UK Borrowers to cure a UK Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the UK Overadvance does not continue for more than 30 consecutive days (and no UK Overadvance may exist for at least five consecutive days thereafter before further UK Overadvance Loans are required), and (ii) the UK Overadvance is not known by Agent to exceed 10% of the UK Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers a UK Overadvance not previously known by it to exist, as long as from the date of such discovery the UK Overadvance is not increased by more than $500,000 and does not continue for more than 30 consecutive days. In no event shall UK Overadvance Loans be required that would cause UK Revolver Usage to exceed the aggregate UK Revolver Commitments. Any funding of a UK Overadvance Loan or sufferance of a UK Overadvance shall not constitute a waiver by Agent or UK Lenders of the Event of Default caused thereby. In no event shall any UK Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.7    Protective Advances.
(a)    US Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make US Base Rate Loans (“US Protective Advances”) (a) up to an aggregate amount of 10% of the US Revolver Commitments outstanding at any time, if Agent deems such US Revolver Loans are necessary or desirable to preserve or protect US Collateral, or to enhance the collectability or repayment of US Obligations, as long as such Revolver Loans do not cause US Revolver Usage to exceed the aggregate US Revolver Commitments; or (b) to pay any other amounts chargeable to US Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in US Protective Advances outstanding from time to time. US Required Lenders may at any time revoke Agent’s authority to make further US Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a US Protective Advance is appropriate shall be conclusive.
(b)    UK Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make UK Base Rate Loans (“UK Protective Advances”) (a) up to an aggregate amount of 10% of the UK Revolver Commitments outstanding at any time, if Agent deems such UK Revolver Loans are necessary or desirable to preserve or protect UK Collateral, or to enhance the collectability or repayment of UK Obligations, as long as such Revolver Loans do not cause UK Revolver Usage to exceed the aggregate UK Revolver Commitments; or (b) to pay any other amounts chargeable to UK Borrower under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in UK Protective Advances outstanding from time to time. US Required Lenders may at any time revoke Agent’s authority to make further UK Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a UK Protective Advance is appropriate shall be conclusive.
2.1.8    Increase in US Revolver Commitments. US Borrowers may request an increase in US Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing US Revolver Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $15,000,000 in the aggregate and no more than 3 increases are made, and (c) no reduction in Revolver Commitments pursuant to Section 2.1.5 has occurred prior to the requested increase. Agent shall promptly notify US Lenders of the requested increase and, within 10 Business Days thereafter, each US Lender shall notify Agent if and to what extent such US Lender commits to increase its US Revolver Commitment. Any US Lender not responding within such period shall be deemed to have declined an increase. If US Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional US Revolver Commitments and become US Lenders hereunder. Agent may allocate, in its discretion, the increased US Revolver Commitments among committing US Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total US Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by US Lenders and Eligible Assignees) on a date agreed upon by Agent and US Borrower Agent, but no later than 45 days following US Borrowers’ increase request. Agent, US Borrowers, and new and existing US Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of US Revolver Commitments. On the effective date of an increase, the US Revolver Usage and other exposures under the US Revolver Commitments shall be reallocated among US Lenders, and settled by Agent if necessary, in accordance with US Lenders’ adjusted shares of such US Revolver Commitments.
2.2    [Reserved].
2.3    Letter of Credit Facility.
2.3.1    Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(a)    Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or the applicable Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b)    Letters of Credit may be requested by any Borrower to support obligations of such Borrower or on behalf of any Subsidiary of such Borrower (other than a Subsidiary that is otherwise a US Borrower or UK Borrower and can incur LC Obligations on its own behalf) incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.
(c)    Each Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary with respect to the Letters of Credit issued for the benefit of such Borrower or Subsidiary of such Borrower (other than a Subsidiary that is otherwise a US Borrower or UK Borrower and can incur LC Obligations on its own behalf). In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and any Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against any Borrower are discharged with proceeds of any Letter of Credit.
(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
2.3.2    Reimbursement; Participations.
(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Requesting Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Floating Rate Loans from the Reimbursement Date until payment by such Requesting Borrower. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Requesting Borrower may have at any time against the beneficiary. Whether or not a Notice of Borrowing has been submitted on behalf of a Requesting Borrower, such Requesting Borrower shall be deemed to have requested a Borrowing of Floating Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not any Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b)    Upon issuance of a Letter of Credit, each Lender providing a Revolver Commitment to the Requesting Borrower shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations of the Requesting Borrower relating to such Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and the Requesting Borrower does not reimburse such payment on the Reimbursement Date, Agent shall promptly notify the Lenders providing a Revolver Commitment to the Requesting Borrower and each such Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, such Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
(c)    The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Requesting Borrower’s protection) or that does not materially prejudice a Requesting Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
(d)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.
2.3.3    Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Revolver Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 5 Business Days, then Requesting Borrower shall, at Issuing Bank’s or Agent’s reasonable request, Cash Collateralize all outstanding Letters of Credit. Requesting Borrower shall, at Issuing Bank’s or Agent’s reasonable request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Requesting Borrower fails to provide any Cash Collateral as required hereunder, Lenders providing a Revolver Commitment to such Requesting Borrower may (and shall upon direction of Agent) advance, as Floating Rate Loans, the amount of Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).
2.3.4    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to US Borrowers.
SECTION 3.    INTEREST, FEES AND CHARGES
3.1    Interest.
3.1.1    Rates and Payment of Interest.
(a)    The Obligations shall bear interest as set forth below, which interest shall accrue from the date the Revolver Loan is advanced or the Obligation is incurred or payable, until paid by the applicable Borrower. If a Revolver Loan is repaid on the same day made, one day’s interest shall accrue.

OBLIGATION	APPLICABLE INTEREST
US Base Rate Loan	US Base Rate in effect from time to time, plus the Applicable Margin for US Base Rate Loans
US LIBOR Loan	LIBOR for the applicable Interest Period, plus the Applicable Margin for US LIBOR Loans
UK Base Rate Loan	UK Base Rate in effect from time to time, plus the Applicable Margin for UK Base Rate Loans
UK LIBOR Loan	UK LIBOR for the applicable Interest Period, plus the Applicable Margin for UK LIBOR Loans, plus any Mandatory Costs
US FILO LOANS	FILO Loan Rate in effect from time to time
UK FILO LOANS	FILO Loan Rate in effect from time to time, plus any Mandatory Costs
any other US Obligation (including, to the extent permitted by law, interest not paid when due)	US Base Rate in effect from time to time, plus the Applicable Margin for US Base Rate Loans
any other UK Obligation (including to the extent permitted by law, interest not paid when due)	UK Base Rate in effect from time to time, plus the Applicable Margin for UK Base Rate Loans

(b)    During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.
(c)    Interest shall accrue from the date a Revolver Loan is advanced or Obligation is incurred or payable, until paid in full by US Borrowers or UK Borrower, as applicable. Interest accrued on the Revolver Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Revolver Loans being prepaid; and (iii) on the Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.2    Application of LIBOR to Outstanding US Revolver Loans.
(e)    US Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the US Revolver Loans which are US Base Rate Loans to, or to continue any US Revolver Loan which is a US LIBOR Loan at the end of its Interest Period as, a US LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of US Required Lenders) declare that no US Revolver Loan may be made, converted or continued as a US LIBOR Loan.

(f)    Whenever US Borrowers desire to convert or continue US Revolver Loans as US LIBOR Loans, US Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Applicable Time Zone) at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall provide notify thereof to US Lenders. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of US Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any Interest Period Loans, US Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such US Revolver Loans into US Base Rate Loans.
3.1.3    Application of UK LIBOR to Outstanding UK Revolver Loans.
(e)    UK Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the UK Revolver Loans which are UK Base Rate Loans to, or to continue any UK Revolver Loan which is a UK LIBOR Loan at the end of its Interest Period as, a UK LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of UK Required Lenders) declare that no UK Revolver Loan may be made, converted or continued as a UK LIBOR Loan.
(f)    Whenever UK Borrowers desire to convert or continue UK Revolver Loans as UK LIBOR Loans, UK Borrower shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Applicable Time Zone) at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall provide notify thereof to UK Lenders. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of UK Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any Interest Period Loans, UK Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such UK Revolver Loans into UK Base Rate Loans. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.
3.1.4    Interest Periods. In connection with the making, conversion or continuation of any US LIBOR Loan or any UK LIBOR Loan, as applicable, US Borrowers or UK Borrower, as applicable, shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days (if available from all US Lenders or US Lenders, as applicable); provided, however, that:
(c)    the Interest Period shall begin on the date the US Revolver Loan or UK Revolver Loan, as applicable, is made or continued as, or converted into, a US LIBOR Loan or UK LIBOR Loan, as applicable, and shall expire on the numerically corresponding day in the calendar month at its end;
(d)    if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(e)    no Interest Period shall extend beyond the Revolver Termination Date.

3.1.5    Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent reasonably determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any requested Interest Period is not available on the basis provided herein, then Agent shall immediately notify US Borrowers or UK Borrower, as applicable, of such determination. Until Agent notifies US Borrowers or UK Borrower, as applicable, that such circumstance no longer exists, the obligation of US Lenders or UK Lenders, as applicable to make affected US LIBOR Loans or UK LIBOR Loans or the applicable requested Interest Period, as applicable, shall be suspended and no further US Revolver Loans or UK Revolver Loans, as applicable, may be converted into or continued as such US Revolver Loans or UK Revolver Loans and such affected Interest Period shall not be available.
3.2    Fees.
3.2.5    Unused Line Fee.
(c)    US Borrowers shall pay to Agent, for the Pro Rata benefit of US Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the US Revolver Commitments exceed the average daily US Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Revolver Commitment Termination Date.
(d)    UK Borrower shall pay to Agent, for the Pro Rata benefit of UK Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the UK Revolver Commitments exceed the average daily UK Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Revolver Commitment Termination Date.
3.2.6    LC Facility Fees. Requesting Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for Interest Period Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, if the Agent or the Required Lenders so decide, the fee payable under clause (a) shall be increased by 2% per annum.
3.2.7    Agent’s Fee. Borrowers shall pay all fees set forth in the Fee Letter executed in connection with this Agreement.
3.3    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days; provided that, in the case of a UK Revolver Loan made in Sterling, such calculation shall be made on the basis of a 365 day year (or a 366 day year, in the case of a leap year). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to US Borrower Agent by Agent or the affected Lender, as applicable. shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4    Reimbursement Obligations. Obligors shall pay all Extraordinary Expenses promptly upon request. Obligors shall also reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other reasonable and documented fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All reasonable and documented legal, accounting and consulting fees shall be charged to Obligors by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transactions. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Obligors Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Obligors shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Obligors under this Section shall be due on demand.
3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Interest Period Loans, or to determine or charge interest rates based upon LIBOR or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Available Currency in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue Interest Period Loans or to convert Floating Rate Loans to Interest Period Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, US Borrowers or UK Borrowers, as applicable, shall prepay or, if applicable, convert all Interest Period Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Interest Period Loans. Upon any such prepayment or conversion, US Borrowers or UK Borrowers, as applicable, shall also pay accrued interest on the amount so prepaid or converted.
3.6    Inability to Determine Rates. Agent will promptly notify US Borrowers or UK Borrower, as applicable, and US Lenders or UK Lenders, as applicable, and if, in connection with any Revolver Loan or request for a Revolver Loan, (a) Agent determines in its Permitted Discretion that (i) deposits in the applicable currency or bankers’ acceptances are not being offered to banks in the London interbank Eurodollar market, for the applicable Revolver Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Agent or Required Lenders, as applicable, determine for any reason that LIBOR, as applicable, for the Interest Period does not adequately and fairly reflect the cost to such Lenders of funding the Revolver Loan. Thereafter, such US Lenders’ or UK Lenders’, as applicable, obligations to make or maintain affected Interest Period Loans and utilization of the LIBOR component (if affected) in determining Floating Rate shall be suspended until Agent (upon instruction by the Required Lenders) withdraws the notice. Upon receipt of such notice, US Borrowers or UK Borrowers, as applicable, may revoke any pending request for an Interest Period Loan or, failing that, will be deemed to have requested a Floating Rate Loan, as applicable to such Borrower.

3.7    Increased Costs; Capital Adequacy.
3.7.1    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR or Mandatory Costs) or Issuing Bank;
(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) on any Revolver Loan, Letter of Credit, Revolver Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Revolver Loan, Letter of Credit, participation in LC Obligations, Revolver Commitment or Loan Document;
and the result thereof shall be to increase the cost to a Lender of making or maintaining any Revolver Loan or Revolver Commitment, or converting to or continuing any interest option for a Revolver Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank setting forth in reasonable detail the costs incurred or reduction suffered, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2    Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Revolver Commitments, Revolver Loans, Letters of Credit or participations in LC Obligations or Revolver Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3    Mandatory Costs. If any Lender or Issuing Bank incurs Mandatory Costs attributable to any Obligation, Borrowers shall pay such Mandatory Costs to it from time to time and the payment amount shall be expressed as a percentage rate per annum on the applicable Obligation.
3.7.4    Interest Period Loan Reserves. If any US Lender or UK Lender, as applicable, is required to maintain reserves with respect to liabilities or assets consisting of or including Euros or deposits, US Borrowers or UK Borrowers, as applicable, shall pay additional interest to such US Lender or UK Lender, as applicable, on each Interest Period Loan equal to the costs of such reserves allocated to the Revolver Loan by such US Lender or UK Lender, as applicable (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Revolver Loan; provided, however, that if such US Lender or UK Lender notifies US Borrowers or UK

Borrowers, as applicable (with a copy to Agent), of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after such Borrowers’ receipt of the notice.
3.7.5    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies US Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.
3.8    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of US Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9    Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay an Interest Period Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign an Interest Period Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss, expense or fee arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, each Lender shall be deemed to have funded an Interest Period Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Revolver Loan was in fact so funded.
3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4.    REVOLVER LOAN ADMINISTRATION

4.1    Manner of Borrowing and Funding Revolver Loans.
4.1.8    Notice of Borrowing.
(a)    Whenever Borrowers desire funding of Revolver Loans, US Borrowers or UK Borrower, as applicable, shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (Applicable Time Zone) (i) on the requested funding date, in the case of Floating Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of Interest Period Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Floating Rate Loan or an Interest Period Loan, and (D) in the case of an Interest Period Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).
(b)    Unless payment is otherwise made by the US Borrowers or UK Borrower, as applicable, the becoming due of any US Obligation or UK Obligation, as applicable (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Floating Rate Loan on the due date in the amount due and the Revolver Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of the applicable Borrower maintained with Agent or any of its Affiliates.
(c)    If any Borrower maintains a disbursement account with Agent as the case may be, or any of their respective Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Floating Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Revolver Loan may be disbursed directly to the account.
4.1.9    Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify US Lenders or UK Lenders, as applicable, of each applicable Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. (Applicable Time Zone) on the proposed funding date for a Floating Rate Loan or by 3:00 p.m. (Applicable Time Zone) at least two Business Days before a proposed funding of an Interest Period Loan. Each US Lender or UK Lender, as applicable, shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. (Applicable Time Zone) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case the applicable Lender shall fund its Pro Rata share by 11:00 a.m. (Applicable Time Zone) on the next Business Day. Subject to its receipt of such amounts from the applicable Lenders, Agent shall disburse the Borrowing proceeds as directed by the US Borrowers or UK Borrower, as applicable. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then US Borrowers or UK Borrower, as applicable, agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.
4.1.10    Swingline Loans; Settlement.
(a)    To fulfill any request for a Revolver Loan hereunder, Agent may in its discretion advance US Swingline Loans or UK Swingline Loans, as applicable, to US Borrowers or UK Borrowers, as applicable, up to an aggregate outstanding amount of 10% of the US Revolver Commitments

(in the case of US Swingline Loans) and 10% of the UK Revolver Commitments (in the case of UK Swingline Loans). Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until US Lenders or UK Lenders, as applicable, have funded their participations therein as provided below.
(b)    Settlement of Revolver Loans, including Swingline Loans, among the applicable Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to the applicable Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by the applicable Borrowers or any provision herein to the contrary. Each US Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all US Swingline Loans outstanding from time to time until settled. Each UK Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all UK Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among the applicable Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each US Lender or UK Lender, as applicable, shall pay the amount of its participation in the US Revolver Loan or UK Revolver Loan, as applicable, to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.
4.1.11    Notices. Borrowers may request, convert or continue Revolver Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by any Obligor as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
4.2    Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.3    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Revolver Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding the Revolver Commitments and Revolver Loans of a Defaulting Lender from the calculation of such shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).
4.2.4    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under

Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.5    Status; Cure. Agent may determine in its Permitted Discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. US Borrowers or UK Borrowers (as applicable), Agent and Issuing Bank may agree in writing that a US Lender or UK Lender (as applicable) has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Revolver Commitments and Revolver Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among the US Lenders or UK Lenders, as applicable, and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated Interest Period Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by US Borrowers or UK Borrowers (as applicable), Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Revolver Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document, and no Lender shall be responsible for default by another Lender.
4.3    Number and Amount of Interest Period Loans; Determination of Rate.
4.3.1    Each Borrowing of US LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than 5 Borrowings of US LIBOR Loans may be outstanding at any time, and all US LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.
4.3.2    Each Borrowing of UK LIBOR Loans when made shall be in a minimum amount of $1,000,000 (or its equivalent in another Available Currency), plus an increment of $1,000,000 (or its equivalent in another Available Currency) in excess thereof. No more than 5 Borrowings of UK LIBOR Loans may be outstanding at any time, and all UK LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.
4.3.3    Upon determining LIBOR, as applicable, for any Interest Period requested by Borrowers, Agent shall promptly notify such Borrowers thereof by telephone or electronically and, if requested by such Borrowers, shall confirm any telephonic notice in writing.
4.4    Borrower Agent. Each Borrower hereby designates Voyetra (“US Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Revolver Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. US Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by US Borrower Agent on behalf of any US Borrower. Agent and Lenders may give any notice or communication with a US Borrower hereunder to US Borrower Agent on behalf of such US Borrower. Each of Agent, Issuing Bank and US Lenders shall have the right, in its discretion, to deal exclusively with US Borrower Agent for all purposes under the Loan Documents. Each US Borrower agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by US Borrower Agent shall be binding upon and enforceable against it.

4.5    One Obligation.
4.5.1    US Obligation. The US Revolver Loans, US LC Obligations and other US Obligations constitute one general obligation of US Borrowers and are secured by Agent’s Lien on all US Collateral; provided, however, that Agent and each US Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.5.2    UK Obligation. The UK Revolver Loans, UK LC Obligations and other UK Obligations constitute one general obligation of UK Borrower and are secured by Agent’s Lien on all UK Collateral; provided, however, that Agent and each UK Lender shall be deemed to be a creditor of, and the holder of a separate claim against, UK Borrower to the extent of any UK Obligations jointly or severally owed by such Borrower.
4.6    Effect of Termination. On the effective date of the termination of all Revolver Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5.    PAYMENTS
5.1    General Payment Provisions. All payments of US Obligations shall be made in Dollars and payments of UK Obligations shall be made in Sterling, Euros or Dollars, in each case, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Applicable Time Zone) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. US Borrowers and UK Borrowers, as applicable agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of US Collateral or UK Collateral, as applicable, against the US Obligations or UK Obligations, as applicable, in such manner as Agent deems advisable, but whenever possible, any prepayment of Revolver Loans shall be applied first to Floating Rate Loans and then to Interest Period Loans.
5.2    Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.6, if an Overadvance exists at any time, US Borrowers or UK Borrowers, as applicable shall, on the sooner of Agent’s demand or the first Business Day after any applicable Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce US Revolver Usage to the US Borrowing Base or UK Revolver Usage to the UK Borrowing Base, as applicable. If any Asset Disposition includes the disposition of Accounts or Inventory, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.
5.3    [Reserved].

5.4    Payment of Other Obligations. Obligations other than Revolver Loans, including LC Obligations and Extraordinary Expenses, shall be paid by the applicable Obligor as provided in the Loan Documents or, if no payment date is specified, on demand.
5.5    Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of an Obligor is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.6    Application and Allocation of Payments.
5.6.1    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion.
5.6.2    Post-Default Allocation for US Obligations. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the US Obligations, whether arising from payments by US Obligors, realization on US Collateral, setoff or otherwise, shall be allocated as follows:
(d)    FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;
(e)    SECOND, to all amounts owing to Agent on US Swingline Loans, US Protective Advances, and US Revolver Loans and participations in the foregoing that a Defaulting Lender has failed to settle or fund;
(f)    THIRD, to all amounts owing to Issuing Bank in respect of US LC Obligations;
(g)    FOURTH, to all US Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to US Lenders;
(h)    FIFTH, to all US Obligations (other than Secured Bank Product Obligations) constituting interest;
(i)    SIXTH, to Cash Collateralize all US LC Obligations;
(j)    SEVENTH, to all US Revolver Loans, and to US Obligations consisting of Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;
(k)    EIGHTH, to all US Obligations consisting of Secured Bank Product Obligations; and

(l)    LAST, to all remaining US Obligations including Obligations of US Guarantors.
Amounts shall be applied to payment of each category of US Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding US Obligations in the category. Monies and proceeds obtained from a US Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other US Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among US Secured Parties, and may be changed by agreement of the affected US Secured Parties, without the consent of any US Obligor. This Section is not for the benefit of or enforceable by any US Obligor, and each US Borrower irrevocably waives the right to direct the application of any payments or US Collateral proceeds subject to this Section.
5.6.3    Post-Default Allocation for UK Obligations. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the UK Obligations, whether arising from payments by UK Obligors, realization on UK Collateral, setoff or otherwise, shall be allocated as follows:
(a)    FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;
(b)    SECOND, to all amounts owing to Agent on UK Swingline Loans, UK Protective Advances, and UK Revolver Loans and participations in the foregoing that a Defaulting Lender has failed to settle or fund;
(c)    THIRD, to all amounts owing to Issuing Bank in respect of UK LC Obligations;
(d)    FOURTH, to all UK Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to UK Lenders;
(e)    FIFTH, to all UK Obligations (other than Secured Bank Product Obligations) constituting interest;
(f)    SIXTH, to Cash Collateralize all UK LC Obligations;
(g)    SEVENTH, to all UK Revolver Loans, and to UK Obligations consisting of Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;
(h)    EIGHTH, to all other UK Obligations consisting of Secured Bank Product Obligations; and
(i)    LAST, to all remaining UK Obligations.

Amounts shall be applied to payment of each category of UK Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding UK Obligations in the category. Monies and proceeds obtained from a UK Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other UK Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among UK Secured Parties, and may be changed by agreement of the affected UK Secured Parties, without the consent of any UK Obligor. This Section is not for the benefit of or enforceable by any UK Obligor, and each UK Borrower irrevocably waives the right to direct the application of any payments or UK Collateral proceeds subject to this Section.
5.6.1    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.7    Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the applicable Obligations at the beginning of the next Business Day (with respect to the Obligations of US Borrowers, during any US Dominion Trigger Period). If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.
5.8    Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.9    Taxes. For purposes of this Section 5.9, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.
5.9.1    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(c)    Any and all payments by any Obligor or on account of any Obligation under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.
(d)    If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(e)    If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.9.2    Payment of Other Taxes. Each Obligor shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.
5.9.3    Tax Indemnification.
(a)    Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Obligors by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)    Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.
5.9.4    Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to US Borrower Agent or UK Borrower, as applicable, or US Borrower Agent or UK Borrower, as applicable, shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent, US Borrower Agent or UK Borrower, as applicable.

5.9.5    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority, but only to the extent that such amount would constitute an Indemnified Tax payable to such Recipient pursuant to Section 5.9.3. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.9.6    Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Revolver Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.10    Lender Tax Information.
5.10.1    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Agent, at the time or times reasonably requested by the Borrowers or Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.10.2    Documentation. Without limiting the foregoing, if any Borrower is a US Person,
(c)    Any Lender that is a US Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from US federal backup withholding Tax;
(d)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from or reduction of US federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN establishing an exemption from or reduction of US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“US Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a US Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such direct and indirect partner;
(e)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and
(f)    if payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
5.10.3    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11    Nature and Extent of Each US Borrower’s Liability.
5.11.1    Joint and Several Liability. Each US Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and US Lenders the prompt payment and performance of, all US Obligations, except its Excluded Swap Obligations. Each US Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the US Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any US Obligations or Loan Document, or any other document, instrument or agreement to which any US Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any US Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any US Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any US Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the US Obligations.
5.11.2    Waivers.
(a)    Each US Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or US Lenders to marshal assets or to proceed against any US Obligor, other Person or security for the payment or performance of any US Obligations before, or as a condition to, proceeding against such US Borrower. Each US Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of US Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of US Obligations as long as it is a US Borrower. It is agreed among each US Borrower, Agent and US Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and US Lenders would decline to make US Revolver Loans and issue US Letters of Credit. Each US Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)    Agent and US Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon US Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any US Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any US Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each US Borrower consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any US Borrower might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of Agent or any US Lender to seek a deficiency judgment against any US Borrower shall not impair any other US Borrower’s obligation to pay the full amount of the US Obligations. To the extent permitted under Applicable Law, each US Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for US Obligations, even though that election of remedies destroys such US Borrower’s rights of subrogation against any other Person. To the extent permitted under Applicable Law, Agent may bid US Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the US Obligations. To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the US Collateral, and the difference between such bid amount and the remaining balance of the US Obligations shall be conclusively deemed to be the amount of the US Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any US Lender might otherwise be entitled but for such bidding at any such sale.
5.11.3    Extent of Liability; Contribution.
(a)    Notwithstanding anything herein to the contrary, each US Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such US Borrower is primarily liable, as described in clause (e) below, and (ii) such US Borrower’s Allocable Amount.
(b)    If any US Borrower makes a payment under this Section 5.11 of any US Obligations (other than amounts for which such US Borrower is primarily liable) (a “US Guarantor Payment”) that, taking into account all other US Guarantor Payments previously or concurrently made by any other US Borrower, exceeds the amount that such US Borrower would otherwise have paid if each US Borrower had paid the aggregate US Obligations satisfied by such US Guarantor Payments in the same proportion that such US Borrower’s Allocable Amount bore to the total Allocable Amounts of all US Borrowers, then such US Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other US Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such US Guarantor Payment. The “Allocable Amount” for any US Borrower shall be the maximum amount that could then be recovered from such US Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)    Sections 5.11.3(a) and 5.11.3(b) shall not limit the liability of any Borrower to pay or guarantee Revolver Loans made directly or indirectly to it (including Revolver Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Revolver Lenders shall have the right, at any time in their discretion, to condition Revolver Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.
(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.11.4    Joint Enterprise. Each US Borrower has requested that Agent and US Lenders make this credit facility available to US Borrowers on a combined basis, in order to finance US Borrowers’ business most efficiently and economically. US Borrowers’ business is a mutual and collective enterprise, and the successful operation of each US Borrower is dependent upon the successful performance of the integrated group. US Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each US Borrower and ease administration of the facility, all to their mutual advantage. US Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to US Borrowers and at US Borrowers’ request.
5.11.5    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.
5.12    United Kingdom Tax Matters.
(c)    The provisions of this Section 5.12 shall only apply in respect of any UK Borrower (a “Relevant Borrower”), and in respect of any such UK Borrower the provisions of Sections 5.9, 5.10 and 5.11 shall not apply.
(d)    Tax gross-up.
(i)    Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.
(ii)    A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the Relevant Borrower.
(iii)     If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(iv)    A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:
(1)    the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(2)    the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:
a.    an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and
b.    the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(3)    the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:
a.    the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and
b.    the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(4)    the relevant Lender is a Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (vii) below.
(v)    If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(vi)    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(vii)    A Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.
(viii)    Nothing in clause (b)(vii) above shall require a Treaty Lender to:
(1)    register under the HMRC DT Treaty Passport scheme;
(2)    apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or
(3)    file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with clause

(b)(xi) or clause (f)(i) and the Relevant Borrower making that payment has not complied with its obligations under clause (b)(xii) or clause (f)(ii).
(ix)    A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the UK Borrower by entering into this Agreement.
(x)    A UK Non-Bank Lender shall promptly notify the Relevant Borrower and Agent if there is any change in the position from that set out in the Tax Confirmation.
(xi)    A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) by notifying the UK Borrower of its scheme reference number and its jurisdiction of tax residence.
(xii)    Where a Lender notifies the UK Borrower as described in clause (b)(xi) above each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.
(xiii)    If clause (b)(xii) above applies but:
(1)    that UK Borrower’s form DTTP2 has been rejected by HM Revenue & Customs; or
(2)    HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the UK Borrower’s filing, and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction.
(xiv)    If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (b)(xi) or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance.
(e)    Tax indemnity.
(i)    The UK Borrower shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.
(ii)    Clause (c)(i) above shall not apply:
(1)    with respect to any Taxes assessed on a Lender

a.    under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or
b.    under the law of the jurisdiction in which such Lender’s Facility Office is located in respect of amounts received or receivable in such jurisdiction, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or
(2)    to the extent a loss, liability or cost:
a.    is compensated for by an increased payment under Section 5.12(b)(iii); or
b.    would have been compensated for by an increased payment under Section 5.12 (b)(iii) but was not so compensated solely because one of the exclusions in Section 5.12 (b)(iv) applied.
(iii)    A Lender making, or intending to make a claim under Section 5.12 (c)(i) shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the UK Borrower.
(iv)    A Lender shall, on receiving a payment from the UK Borrower under this clause (c), notify Agent.
(f)    Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:
(i)    a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
(ii)    such Lender has obtained, utilized and retained that Tax Credit, such Lender shall pay an amount to the Relevant Borrower which such Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.
(g)    Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of Agent and without liability to any Relevant Borrower, which of the following categories it falls within:
(i)    not a Qualifying Lender;
(ii)    a Qualifying Lender (other than a Treaty Lender); or
(iii)    a Treaty Lender. If a New Lender fails to indicate its status in accordance with this Section 5.12(e), then such New Lender or Lenders (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the Relevant Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 5.12.
(h)    HMRC DT Treaty Passport Scheme Confirmation.
(i)    A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.
(ii)    Where an Assignment and Acceptance includes the indication described in clause (f)(i) above in the relevant Assignment and Acceptance each Relevant Borrower which is a Party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.
(iii)    If clause (f)(ii) above applies but:
(1)    that UK Borrower’s form DTTP2 has been rejected by HM Revenue & Customs; or
(2)    HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the UK Borrower’s filing, and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction.
(i)    Stamp Taxes. The Relevant Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.
(j)    Value Added Tax.
(i)    All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).
(ii)    If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 5.12(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).
(v)    Except as otherwise expressly provided in Section 5.12(h), a reference to “determines” or “determined” in connection with tax provisions contained in Section 5.12(h) means a determination made in the absolute discretion of the person making the determination.
SECTION 6.    CONDITIONS PRECEDENT
6.1    Conditions Precedent to Initial Revolver Loans. In addition to the conditions set forth in Section 6.2, each Lender shall not be required to fund any requested Revolver Loan, issue any Letters of Credit, or otherwise extend credit to any Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:
(f)    Each Loan Document to which any Obligor is a party shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(g)    Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(h)    Agent shall have received (a) a duly executed pledge, charge or mortgage over the outstanding Equity Interests (other than the Excluded Equity Interests) of UK Borrower, (b) original share certificates representing the certificated Equity Interests being pledged, (c) undated share transfer forms for such certificates, executed in blank, and (d) if necessary, evidence that an agent reasonably satisfactory to Agent has been appointed to accept service of process in the applicable jurisdiction.
(i)    Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox other than those related to UK Borrower, in form and substance, and with financial institutions, satisfactory to Agent.
(j)    Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Parametric certifying that, after giving effect to the initial Revolver Loans and transactions hereunder, (i) the Obligors and their Subsidiaries, on a consolidated basis, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in

Section 9 are true and correct; and (iv) each Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents to which such Borrower is a party.
(k)    Agent shall have received a certificate of a duly authorized officer of each Obligor (or a director in the case of a UK Borrower), certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions (of, in the case of a UK Borrower, its board of directors and all the holders of its Equity Interests) authorizing execution and delivery of the Loan Documents to which it is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the applicable Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(l)    Agent shall have received a written opinion in form and substance reasonably satisfactory to Agent from (i) Dechert LLP, principal legal counsel to the Obligors, (ii) Snell & Wilmer, Nevada counsel to the Obligors, and (iii) Norton Rose Fulbright LLP, legal counsel to the Agent and Lenders as to English law.
(m)     Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization (where applicable). Agent shall have received good standing certificates for each Obligor other than UK Borrower, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.
(n)    Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.
(o)    Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any US Obligor or in the quality, quantity or value of any US Collateral shall have occurred since December 31, 2013.
(p)    If necessary, Agent shall have received a power of attorney authorizing attorneys to execute any Loan Documents on behalf of each UK Borrower.
(q)    (i) US Borrowers shall have paid all fees and expenses to be paid to Agent and US Lenders on the Closing Date; and (ii) UK Borrower shall have paid all fees and expenses to be paid to Agent and UK Lenders on the Closing Date.
(r)    Agent shall have received a duly executed, dated and released English law deed of release in relation to the existing fixed and floating security over the UK Borrower’s assets in favour of HSBC Invoice Finance (UK) Limited.
(s)    Agent shall have received a duly executed, dated and released English law deed of release in relation to the existing fixed and floating security over the UK Borrower’s assets in favour of HSBC Bank plc.

(t)    Agent shall have received a duly executed, dated and released ABFA inter-member transfer documentation in form and substance satisfactory to the Agent.
(u)    Agent shall have received Borrowing Base Certificates, each prepared as of March 21, 2014. Upon giving effect to the initial funding of Revolver Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $7,000,000 (without giving effect to the Availability Block).
6.2    Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Revolver Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
(c)    No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
(d)    The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
(e)    All conditions precedent in any other Loan Document shall be satisfied; and
(f)    With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
Each request (or deemed request) by Borrowers for funding of a Revolver Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.
6.3    Post-Closing Date Conditions . Borrowers shall satisfy each of the following conditions within the applicable time periods:
(e)    Within 5 Business Days after the Closing Date, Borrowers shall deliver, or cause to be delivered, to Agent a lender’s loss payable insurance endorsement, in form and substance reasonably satisfactory to the Agent, that complies with the insurance requirements set forth in Section 8.9.2.
(f)    Within 15 Business Days after the Closing Date, Borrowers shall deliver, or cause to be delivered, to Agent each original stock certificate and stock power, in form and substance reasonably satisfactory to Agent, with respect to (i) the pledged Equity Interests of VTB owned by Parametric, (ii) the pledged Equity Interests of PSC owned by Parametric, (iii) the pledged Equity Interests of Voyetra owned by VTB, and (iv) the 65% pledge of Turtle Beach’s Equity Interests owned by Voyetra.
(g)    Within 45 days after the Closing Date, US Borrowers shall deliver to Agent in respect of each deposit account maintain by a US Borrower at Mutual of Omaha Bank, (i) a duly executed Deposit Account Control Agreement, or (ii) evidence that such deposit account has been closed and all proceeds of the account have been transferred to a deposit account maintained with Agent, in each case, in form and substance reasonably satisfactory to Agent.
(h)    Within 45 days after the Closing Date, Borrowers shall deliver to Agent all documents required by the definitions of Eligible UK In-Transit Inventory and Eligible US In-Transit Inventory in order to allow the applicable in-transit Inventory to satisfy the requirements of such definitions (it being understood that as an accommodation to the Borrowers, Agent and Lenders have agreed to include Eligible UK In-Transit Inventory in the UK Borrowing Base and Eligible US In-Transit Inventory in the US Borrowing Base during such 45 day period and if at the conclusion of such period the conditions set forth in this clause (a) is not satisfied with respect to either Eligible UK In-Transit Inventory or Eligible US In-Transit Inventory, Eligible UK In-Transit Inventory shall be immediately excluded from the UK Borrowing Base and Eligible US In-Transit Inventory shall be immediately excluded from the US Borrowing Base, as applicable). The Agent, Lender and Borrowers agree that the aggregate outstanding amount of Revolver Loans supported by Eligible US In-Transit Inventory and Eligible UK In-Transit Inventory shall at no time exceed the aggregate amount of $3,000,000 during such 45 day period.
(i)    Within 45 days after the Closing Date, UK Borrower shall deliver such documentation as is required by Agent to evidence that Agent has obtained a fixed charge under English law with respect to the Deposit Accounts and Accounts of UK Borrower.
(j)    Within 45 days after the Closing Date, Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox with respect to the UK Borrower, in form and substance, and with financial institutions, satisfactory to Agent.
(k)    Within 45 days after the Closing Date, Agent shall have received evidence that all Account Debtors of UK Borrower have been notified in writing to make payments with respect to Accounts of UK Borrower to the applicable Dominion Account.
(l)    Within 45 days after the Closing Date, Agent shall have received a duly executed Deposit Account Control Agreement for each Dominion Account of UK Borrower.
The Obligors acknowledge that that as an accommodation to the Borrowers, Agent and Lenders have agreed to include Eligible UK Accounts in the UK Borrowing Base during such 45 day period and if at the conclusion of such period the conditions set forth in Section 6.3(c) through (f) are not satisfied, Eligible UK Accounts shall be immediately excluded from the UK Borrowing Base.
SECTION 7.    COLLATERAL
7.1    Grant of Security Interest in US Collateral. To secure the prompt payment and performance of all US Obligations, each US Borrower hereby grants to Agent, for the benefit of US Secured Parties, a continuing security interest in and Lien upon all Property of such US Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(g)    all Accounts;
(h)    all Chattel Paper, including electronic chattel paper;
(i)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;
(j)    all Deposit Accounts;

(k)    all Documents;
(l)    all General Intangibles, including Intellectual Property (except any “intent to use” trademark or service mark applications for which a statement of use or amendment to allege use has not been filed and accepted by the United States Patent and Trademark Office (but only until such statement of use or amendment to allege use is filed and accepted by the United States Patent and Trademark Office));
(m)    all Goods, including Inventory, Equipment and fixtures;
(n)    all Instruments;
(o)    all Investment Property;
(p)    all Letter-of-Credit Rights;
(q)    all Supporting Obligations;
(r)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a US Lender, including any Cash Collateral;
(s)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any US Collateral; and
(t)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
Notwithstanding the foregoing, no security interest is granted in or Lien granted upon any Excluded Assets.
7.2    Lien on Deposit Accounts; Cash Collateral.
7.2.2    Deposit Accounts. To further secure the prompt payment and performance of its applicable Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request.
7.2.3    Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Obligors, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3    Real Estate Collateral. If any Obligor acquires any owned Real Estate hereafter, such Obligor shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.
7.4    Other Collateral.
7.4.2    Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any Obligors has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.
7.4.3    Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, registered Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent reasonably deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including using commercially reasonable efforts to obtain any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s reasonable request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
7.5    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.6    Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.
7.7    Foreign Subsidiary Stock. Notwithstanding anything herein to the contrary, in no event shall the US Collateral include or the Lien granted under Section 7.1 hereof (a) attach to any of the Excluded Equity Interests, or (b) include any assets of a Foreign Subsidiary. For the avoidance of doubt, a first-tier Foreign Subsidiary means any Foreign Subsidiary owned by a US Person.
SECTION 8.    COLLATERAL ADMINISTRATION
8.1    Borrowing Base Certificates.
8.1.4    US Borrowing Base Certificate. By the Reporting Due Date, US Borrower shall deliver to Agent (and Agent shall promptly deliver same to US Lenders) a US Borrowing Base Certificate prepared as of the close of business of the previous week or month, as applicable, and at such other times as Agent may request. All calculations of US Availability in any US Borrowing Base Certificate shall originally be made by US Obligors and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any

US Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting US Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the US Availability Reserve.
8.1.5    UK Borrowing Base Certificate. By the Reporting Due Date, UK Borrower shall deliver to Agent (and Agent shall promptly deliver same to UK Lenders) a UK Borrowing Base Certificate prepared as of the close of business of the previous week or month, as applicable, and at such other times as Agent may request. All calculations of UK Availability in any UK Borrowing Base Certificate shall originally be made by UK Obligors and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any UK Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting UK Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the UK Availability Reserve.
8.2    Accounts.
8.2.1    Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Obligor shall also provide to Agent, on or before the Reporting Due Date, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.
8.2.2    Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.
8.2.3    Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Agent agrees that unless a Default or Event of Default exists, it will only conduct such verifications in connection with an audit or field exam which is being conducted at the same time.
8.2.4    Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent provided that lockboxes shall not be required in the UK or any other jurisdiction where lockboxes are not available. Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account (which with respect to the Dominion Account of US Borrowers may be exercised by Agent during any US Dominion Trigger Period), requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Dominion

Accounts of UK Borrowers shall be under the sole dominion and exclusive control of the Agent. If a Dominion Account is not maintained with Bank of America, Agent may (during any US Dominion Trigger Period with respect to the Dominion Account of US Borrowers) require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5    Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
8.3    Inventory.
8.3.4    Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on a monthly basis by the 15th day of each month. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.
8.3.5    Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate amount of all Inventory returned in any month to UK Borrower exceeds 10% of the UK Borrower’s gross revenue (as measured by UK Borrower using the methodology in place on the Closing Date) or US Borrower exceeds 10% of the US Borrower’s gross revenue (as measured by US Borrower using the methodology in place on the Closing Date); and (d) any payment received by an Obligor for a return is promptly remitted to Agent for application to the Obligations.
8.3.6    Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.4    Equipment.
8.4.1    Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent. During the existence of an Event of Default, promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2    Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment used or useful in the business of such Obligor, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens.
8.4.3    Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Obligor shall permit any Equipment to become affixed to real Property unless such Obligor uses its commercially reasonable efforts to have the applicable landlord or mortgagee deliver a Lien Waiver.
8.5    Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more than $10,000 at any time). Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent (which shall not be unreasonably withheld or delayed), will amend Schedule 8.5 to reflect same.
8.6    Administration of Equity Interests and Instruments.
8.6.7    Certificated Security.
(a)    Schedule 8.6.1 sets forth all Equity Interests owned by each Obligor to the extent included in the Collateral.
(b)    With respect to any such Equity Interest (other than Excluded Equity Interests) that constitutes Certificated Securities, each Obligor shall deliver to Agent any and all certificates evidencing such Certificated Securities duly endorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC or other Applicable Law), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to Agent or in blank.
(c)    With respect to any such Equity Interests (other than Excluded Equity Interests) that is uncertificated, each Obligor shall deliver to Agent any and all control agreements and other documents requested by Agent in order to have control over and to perfect Agent’s Lien on such Equity Interest.
(d)    Each Obligor shall promptly notify Agent of any change to Schedule 8.6.1 and, with the consent of Agent which shall not be unreasonably withheld, will amend Schedule 8.6.1 to reflect same, which consent shall not be required if the Schedule is being amended to reflect the consummation of a Permitted Acquisition.

8.6.8    Instruments.
(a)    Schedule 8.6.2 sets forth all debt securities issued to each Obligor to the extent included in the Collateral. With respect to any such debt securities that constitute an Instrument, each Obligor shall deliver to Agent all such Instruments to Agent duly indorsed in blank.
(b)    Each Obligor shall promptly notify Agent of any change to Schedule 8.6.2 and, with the consent of Agent which shall not be unreasonably withheld, will amend Schedule 8.6.2 to reflect same, which such consent shall not be required if the Schedule is being amended to include additional debt securities.
8.7    Administration of Investment Property.
8.7.4    Registration in Nominee Name; Denominations. Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion), after the occurrence and during the continuance of an Event of Default to hold any Equity Interests which are included in the Collateral in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the relevant Obligor, endorsed or assigned in blank or in favor of Agent. Each Obligor will promptly give to Agent copies of any material notices or other communications received by them with respect to such Collateral registered in the name of the relevant Obligor. Agent shall have the right after the occurrence and during the continuance of an Event of Default to exchange the certificates registered in its name representing such pledged Equity Interests for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
8.7.5    Voting Rights; Dividends and Interest, etc.
(a)    Unless and until an Event of Default shall have occurred and be continuing:
(v)    Each Obligor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Equity Interests or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Document;
(vi)    Each Obligor shall be entitled to receive and retain any and all cash dividends, interest and principal paid on the Equity Interests included in Collateral. All noncash dividends, interest and principal, and all dividends, interest and principal paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Equity Interests included in the Collateral, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of the issuer of any Equity Interests included in the Collateral or received in exchange for such Collateral or any part thereof, or in redemption thereof, or as a result of any merger, amalgamation, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Obligor, shall not be commingled by such Obligor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of Agent and shall be forthwith delivered to Agent in the same form as so received (with any necessary endorsement).
(b)    Upon the occurrence and during the continuance of an Event of Default, and upon prior written notice from Agent to any Obligor, all rights of such Obligor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers in a manner not inconsistent with the terms of this Agreement or the other Loan Documents, provided that, unless otherwise directed by the Required Lenders, Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Obligors to exercise such rights. After all Events of Default have been cured or waived, such Obligor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.
(c)    Upon the occurrence and during the continuance of an Event of Default, and after written notice from Agent to any Obligor, all rights of such Obligor to dividends, interest or principal that such Obligor is authorized to receive pursuant to paragraph (a)(ii) above shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest or principal. All dividends, interest or principal received by an Obligor contrary to the provisions of this Section shall be held in trust for the benefit of Agent, shall be segregated from other property or funds of such Obligor and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by Agent pursuant to the provisions of this paragraph (c) shall be retained by Agent in an account to be established by Agent upon receipt of such money or other property and shall be applied to the Obligations as set forth herein.
8.8    Administration of Letter of Credit Rights. Schedule 8.8 sets forth all letters of credit to which such Obligor has rights. If any Obligor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Obligor, with a stated amount in excess of $500,000, such Obligor shall promptly notify Agent thereof and, at the reasonable request and option of Agent, such Obligor shall use commercially reasonable efforts, pursuant to an agreement in form and substance reasonably satisfactory to Agent to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Agent of the Proceeds of any drawing under the letter of credit, agreeing that the proceeds of any drawing under the letter of credit are to be paid to the applicable Obligor unless an Event of Default has occurred or is continuing. Each Obligor shall promptly notify Agent of any change to Schedule 8.8 and, with the consent of Agent which shall not be unreasonably withheld, will amend Schedule 8.8 to reflect same, which such consent shall not be required if the Schedule is being amended to include additional letters of credit.
8.9    General Provisions.
8.9.2    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.9.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.
8.9.3    Insurance of Collateral; Condemnation Proceeds.
(d)    Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent. All proceeds under each policy shall be payable to the Dominion Account, subject to clause (c) below. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 10 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.
(e)    Subject to clause (c) below, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied first to payment of the applicable Revolver Loans, and then to other applicable Obligations. Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to the applicable Revolver Loans and then to other applicable Obligations.
(f)    If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $500,000.
8.9.4    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.
8.9.5    Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.10    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:
(e)    Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
(f)    During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.
SECTION 9.    REPRESENTATIONS AND WARRANTIES
9.1    General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Revolver Loans and Letters of Credit, each Obligor represents and warrants that:
9.1.6    Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its organization or incorporation. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.7    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.
9.1.8    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
9.1.9    Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization or incorporation, authorized and issued Equity Interests, holders of its Equity Interests (other than the holders of the Equity Interests of Parametric), and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination other than the acquisition by Voyetra Turtle Beach of UK Borrower. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options (excluding such options with respect to the Equity Interests of Parametric), warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary, except as disclosed on Schedule 9.1.4. Borrowers will amend Schedule 9.1.4 to reflect any changes thereto as a result of a Permitted

Acquisition or other transaction permitted hereunder or otherwise with the consent of Agent, which consent shall not be unreasonably withheld or delayed.
9.1.10    Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.
9.1.11    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
(e)    it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
(f)    it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(g)    it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;
(h)    it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
(i)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;
(j)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
(k)    to the best of Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
9.1.12    Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated and, for unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since January 31, 2014, there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Obligors and their Subsidiaries are Solvent on a consolidated basis.
9.1.13    Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.14    Taxes. Each Obligor and Subsidiary has filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for all material Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.15    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.16    Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim in an amount exceeding $2,000,000 in the aggregate, with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 9.1.11. Borrowers may update Schedule 9.1.11 with the consent of Agent which shall not be unreasonably withheld.
9.1.17    Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as could reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.18    Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law, except where noncompliance could reasonably be expected to result in a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.
9.1.19    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, or as could not reasonably be expected to result in a Material Adverse Effect, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice that could reasonably be expected to result in a Material Adverse Effect. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to result in a Material Adverse Effect.
9.1.20    Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.21    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties or financial condition, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule (as supplemented from time to time to add Commercial Tort Claims), no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
9.1.22    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money in excess of $2,000,000. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
9.1.23    ERISA. Except as disclosed on Schedule 9.1.18:
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(b)    There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c)     (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.
(d)    With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
(e)    Except as disclosed on Schedule 9.1.18, UK Borrower is not nor has at any time been (A) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act (1993)(UK)) or (B) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004(UK)) of such an employer.
(f)    UK Borrower has not been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme.
9.1.24    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
9.1.25    Labor Relations. Except as described on Schedule 9.1.20 (which may be amended with the consent of Agent which is not to be unreasonably withheld or delayed), no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement (other than those consulting and employment agreements entered into in the Ordinary Course of Business). There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
9.1.26    Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.27    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.28    Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Revolver Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.29    OFAC. No Obligor, Subsidiary or, to the knowledge of any Obligor or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Obligor or Subsidiary is located, organized or resident in a Designated Jurisdiction.
9.1.30    UK Charges. Under the law of each Obligor’s jurisdiction of incorporation it is not necessary that any UK Security Agreement be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any UK Security Agreement or the transactions contemplated by any UK Security Agreement, except (a) registration of particulars of each Security Document executed by UK Borrower at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (b) registration of each Security Document executed by UK Borrower and pertaining to Real Estate at the Land Registry of Land Charges Registry in England and Wales and payment of associated fees (c) filing, registration or recordation on a voluntary basis or as required in order to perfect the security interest created by any UK Security Agreement in any relevant jurisdiction and (d) in each case, payment of associated fees, stamp taxes or mortgage duties.
9.1.31    Centre of Main Interests and Establishments. For the purposes of The Council of the European Union regulation No. 1346/2000 on Insolvency proceedings (the “Regulation”), each of the UK Borrower’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
9.1.32    Pari passu ranking. Each UK Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
9.1.33    Ranking. Each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and, other than as permitted under or contemplated by the Loan Documents, it is not subject to any prior ranking or pari passu ranking Lien.
9.2    Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
9.3    Existing Subordinated Debt. As of the Closing Date, the outstanding principal balance of the Existing Subordinated Debt is $17,750,000.
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1    Affirmative Covenants. As long as any Revolver Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.7    Inspections; Appraisals.
(k)    Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
(l)    Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two times per Loan Year; and (ii) appraisals of Inventory up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits. Obligors agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.
10.1.8    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
(g)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Obligors and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;
(h)    as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Obligor Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal yearend adjustments and the absence of footnotes;
(i)    concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Obligor Agent;
(j)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;

(k)    not later than 30 days after the end of each Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations, cash flow and Availability for that Fiscal Year, month by month and for the next Fiscal Year, quarter by quarter;
(l)    at Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;
(m)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;
(n)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;
(o)    promptly following receipt, a copy of any notice from the Pensions Regulator in which it proposes to take action which may result in the issuance of a Contribution Notice or Financial Support Direction in respect of any pension plan; and
(p)    such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Obligor’s, Subsidiary’s or other Obligor’s financial condition or business.
10.1.9    Notices. Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.
10.1.10    Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
10.1.11    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.
10.1.12    Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.13    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $5,000,000, with deductibles and subject to an Insurance Assignment reasonably satisfactory to Agent.
10.1.14    Licenses and Royalties.
(a)    Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect (provided, that any Obligor may allow any License to terminate in accordance with its terms if such Obligor has provided prior written notice to Agent of such termination and after the termination of any “sell-off” period allowed under such terminated License (or if no such period exists, upon the termination of the License), such Obligor owns no more than an aggregate amount of $250,000 of Inventory (determined based on cost) which is impacted by such License); promptly notify Agent of any material proposed material modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date; and notify Agent of any material default or material breach asserted by any Person to have occurred under any material License;
(b)    Pay all Royalties and all accounts payable owed to any Licensor when due; and
(c)    by the 15th day of each month, provide Agent with a report of all accrued Royalties, whether or not then due and payable by a Borrower, which report shall detail the Licensor, the amount accrued and the payment status of the applicable Royalty.
10.1.15    Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.
10.1.16    Accounts. Borrowers shall maintain Bank of America and its Affiliates (including its London branch) as Borrowers’ principal depository bank, including for the maintenance of operating and deposit accounts, lockbox administration, funds transfer, information reporting services and other treasury management services.

10.1.17    UK pension plans.
(a)    UK Borrower shall ensure that in respect of all pension schemes operated by or maintained for the benefit of members of the UK Borrower and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) and that no action or omission is taken by UK Borrower in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).
(b)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, UK Borrower shall ensure that it is not and has not been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “"connected”" with or an “"associate”" of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.
(c)    UK Borrower shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Obligor), actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.
(d)    UK Borrower shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
10.1.18    Centre of Main Interests. Each UK Borrower shall maintain its centre of main interests in England and Wales for the purposes of the Insolvency Regulation.
10.2    Negative Covenants. As long as any Revolver Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:
10.2.4    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)    the Obligations;
(b)    Subordinated Debt;
(c)    Permitted Purchase Money Debt;
(d)    Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Revolver Loans;
(e)    Debt with respect to Bank Products incurred in the Ordinary Course of Business;
(f)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $10,000,000 in the aggregate at any time;
(g)    Permitted Contingent Obligations;
(h)    Refinancing Debt as long as each Refinancing Condition is satisfied;
(i)    intercompany Debt extended by UK Borrower to any other Obligor or by US Borrower to any other Obligor which is not a Foreign Subsidiary;
(j)    Debt incurred in connection with the financing of insurance premiums;
(k)    Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;
(l)    Contingent Obligations by any Obligor of Debt of any other Obligor that was permitted to be incurred under another clause of this Section 10.2.1;
(m)    Debt arising from agreements providing for indemnification, adjustment of purchase price, earnout or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that Debt arising with respect to earnout or other similar obligations permitted pursuant to this clause (m) shall be Subordinated Debt and shall not exceed $3,000,000 at any time outstanding;
(n)    Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;
(o)    The Permitted Earnout; and
(p)    Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $5,000,000 in the aggregate at any time.
10.2.5    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(g)    Liens in favor of Agent;
(h)    Purchase Money Liens securing Permitted Purchase Money Debt;
(i)    Liens for Taxes not yet due or being Properly Contested;
(j)    statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;
(k)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;
(l)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
(m)    Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;
(n)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
(o)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
(p)    Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing only Debt permitted by Section 10.2.1(f);
(q)    existing Liens shown on Schedule 10.2.2.
(r)    leases, licenses, subleases or sublicenses granted to others in the Ordinary Course of Business that do not interfere in any material respect with the business of the Parent or the Restricted Subsidiaries;
(s)    Liens arising from UCC financing statements filed regarding (i) operating leases entered into by a Borrower or Subsidiary in the Ordinary Course of Business and (ii) goods consigned or entrusted to or bailed to a Person in connection with the processing, reprocessing, recycling or tolling of such goods;
(t)    Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;
(u)    Liens solely on any cash earnest money deposits made by any Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted under this Agreement; and
(v)    any other Liens which do not attach to Accounts or Inventory and do not in the aggregate secure obligations exceeding $250,000.
10.2.6    Reserved.
10.2.7    Distributions; Upstream Payments. Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15. Declare or make any Distributions except:
(q)    Upstream Payments;

(r)    Each Obligor may declare and make Distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests;
(s)    Any Obligor may pay cash dividends to any Obligor that is its direct parent;
(t)    Any Obligor (other than Parametric) may make distributions to permit Parametric to repurchase Equity Interests issued to employees, directors and officers of the Obligors and their Subsidiaries (including repurchases of Equity Interests from severed or terminated employees, directors and officers), and Parametric may repurchase such Equity Interests, in each case in an aggregate amount not to exceed $1,000,000 in any calendar year and $3,000,000 after the Closing Date, so long as (a) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (b) for each of the 30 days immediately prior to and after giving effect to such payment, Availability is in an amount greater than 15% of the Revolver Commitments, and US Availability is in an amount greater than 15% of the US Revolver Commitments, and (c) no FILO Period is in effect;
(u)    The Permitted Earnout Payment;
(v)    Payments of Distributions on or redemptions of the Series B Preferred Stock of Voyetra, so long as (a) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (b) for each of the 30 days immediately prior to and after giving effect to such payment, Availability is in an amount greater than 15% of the Revolver Commitments, and US Availability is in an amount greater than 15% of the US Revolver Commitments (in each case under this clause (b), such percentages shall be 12.5% with respect to the payment of a Distribution on to be paid on or around September 30, 2014 which payment shall not exceed the aggregate amount of $300,000) , and (c) no FILO Period is in effect; and
(w)    Payments to Sponsor as reimbursements for reasonable out-of-pocket fees and costs incurred by it on behalf of the Borrowers (including, without limitation, the reasonable out-of-pocket costs of attorneys, consultants and accountants), so long as (a) immediately prior to and after giving effect to such payment, no Default or Event of Default has occurred or will occur, (b) for each of the 30 days immediately prior to and after giving effect to such payment, Availability is in an amount greater than 15% of the Revolver Commitments, and US Availability is in an amount greater than 15% of the US Revolver Commitments, and (c) no FILO Period is in effect.
10.2.8    Restricted Investments. Make any Restricted Investment.
10.2.9    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to an Obligor.
10.2.10    Revolver Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer, director or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by an Obligor to another Obligor.
10.2.11    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any
(a)    Subordinated Debt (other than the Existing Subordinated Debt), except:

(iii)    regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any Subordination Agreement relating to such Debt (and a Senior Officer of Obligor Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied);
(iv)    full repayment of all obligations under the Subordinated Debt in connection with a refinancing thereof if the Refinancing Conditions have been satisfied;
(b)    Existing Subordinated Debt except:
(iv)    regularly scheduled payments of interest and fees, but only if immediately before and after giving effect to any such payment no Default or Event of Default exists or will occur (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that such condition has been satisfied),
(v)    full repayment of all obligations under such Debt in place on the Closing Date using the proceeds of a Liquidity Event which is consummated contemporaneously with such repayment, and
(vi)    full or partial repayment of obligations under any Existing Subordinated Debt provided after the Closing Date using the proceeds of a Liquidity Event which is consummated contemporaneously with such repayment so long as (x) all Existing Subordinated Debt in place on the Closing Date has been paid in full before such repayment, (y) such repayment is only made if the net proceeds of the Liquidity Event are in excess of $30,000,000 and such repayment is in an amount not greater than such excess, and (z) at least $10,000,000 of the net proceeds of such Liquidity Event have been applied to repay the Obligations, or
(c)    Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).
10.2.12    Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers, amalgamations or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into an Obligor; or (b) Permitted Acquisitions.
10.2.13    Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.
10.2.14    Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.
10.2.15    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.
10.2.16    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal

Year other than to change its Fiscal Year end to March 31, with such change to become effective on March 31, 2015.
10.2.17    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts; (d) restrictions under the Loan Documents, the documentation governing the Subordinated Debt and the Third Amended and Restated Certificate of Incorporation of Voyetra as in effect on the date hereof; (e) under Applicable Law; or (f) in effect on the Closing Date as shown on Schedule 10.2.14..
10.2.18    Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.19    Conduct of Business. Engage in any business materially different than its business as conducted on the Closing Date and any activities incidental thereto.
10.2.20    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) the payment of reasonable fees to directors of any Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the Ordinary Course of Business, (d) any issuances of securities of Parametric or other payments, awards or grants in cash, securities of Parametric or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by an Obligor’s board of directors, (e) transactions solely among Obligors; (f) the Subordinated Debt and the Permitted Earnout Payment; (g) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (h) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
10.2.21    Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.
10.2.22    Amendments to Subordinated Debt. Amend, supplement or otherwise modify documents related to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; (g) results in the Obligations not being fully benefited by the subordination provisions thereof; or (h) is otherwise in violation of the terms of the applicable Subordination Agreement.
10.3    Financial Covenants. As long as any Revolver Commitments or Obligations are outstanding, Obligors shall:
10.3.1    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for each period of four Fiscal Quarters while a Covenant Trigger Period is in effect, commencing with the most recent period for which financial statements were, or were required to be, delivered hereunder prior to the Covenant Trigger Period.
SECTION 11.    GUARANTY
11.1    Guaranty by US Guarantors. Each US Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the US Borrowers to the Agent or any US Lender (or any of their Affiliates or branches) arising hereunder and any instruments, agreements or Loan Documents of any kind or nature now or hereafter executed in connection with this Agreement (including the US Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other US Guarantor or US Borrower under any federal, provincial, state, municipal, foreign law, or any agreement of such other Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign), and the Insolvency Act 1986 (UK) and the Enterprise Act 2002(UK); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other US Guarantor or US Borrower or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any US Borrower of any proceeding under any Insolvency Proceeding (collectively, the “US Guaranteed Obligations”).
11.2    Guaranty by UK Guarantors.
11.2.2    UK Guaranty. Each UK Guarantor hereby jointly, severally, absolutely and unconditionally guarantees (the “UK Guaranty”), as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the UK Borrower, to the Agent or any UK Lender (or any of their Affiliates) arising in connection with the Loan Documents (including the Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Guarantor or Borrower under any federal, provincial, state, municipal, foreign law, or any agreement of such other Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign), and the Insolvency Act 1986 (UK) and the Enterprise Act 2002 (UK); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other Guarantor or Borrower or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the “UK Guaranteed Obligations”).
11.2.3    Reinstatement of UK Guaranty. If any payment by a UK Guarantor or any discharge given by the Agent (whether in respect of the UK Guaranteed Obligations or any security for the UK

Guaranteed Obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event (a) the liability of that UK Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) the Agent shall be entitled to recover the value or amount of that security or payment from the UK Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
11.2.4    Waiver of defences. The obligations of a UK Guarantor under this Agreement will not be affected by an act, omission, matter or thing which, but for this Section 11.2.3, would reduce, release or prejudice any of its obligations under this Agreement (without limitation and whether or not known to it or the Agent) including (a) any time, waiver or consent granted to, or composition with, any Obligor or other person; (b) the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person; (e) any amendment (however fundamental) or replacement of a Loan Document or any other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or (g) any insolvency or similar proceedings.
11.2.5    Guarantor intent. Without prejudice to the generality of Section 11.2.3, each UK Guarantor expressly confirms that it intends that the guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following (a) acquisitions of any nature; (b) increasing working capital; (c) enabling investor distributions to be made; (d) carrying out restructurings; (e) refinancing existing facilities; (f) refinancing any other indebtedness; (g) making facilities available to new borrowers; (h) any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and (i) any fees, costs and/or expenses associated with any of the foregoing.
11.2.6    Deferral of UK Guarantor's rights. Until the UK Guaranteed Obligations have been repaid in full, no UK Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents (a) to be indemnified by any other Obligor; (b) to claim any contribution from any other Obligor; or (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of the Agent's rights under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by the Agent.
11.3    Evidence of Debt. The Agent’s books and records showing the amount of any Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and absent manifest error, shall be binding upon the applicable Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. As to each Guarantor, its obligations hereunder shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations against any Borrower or any other Guarantor or other Obligor, or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense of any Borrower or any other Guarantor or other Obligor, to the obligations of the Guarantors hereunder, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.
11.4    No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein. If any such obligation (other than one arising with respect to any Excluded Tax) is imposed upon such Guarantor with respect to any amount payable by it hereunder, each Guarantor will pay to Agent or Lenders, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Agent and Lenders to receive the same net amount which the Agent and Lenders would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantors hereunder. The obligations of the Guarantors under this paragraph shall survive the Full Payment of the Guaranteed Obligations. For the avoidance of doubt, this Section 11.4 shall not apply to Taxes that are governed exclusively by Section 5.9.
11.5    Rights of Lender. Each Guarantor consents and agrees that the Agent and Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of any Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent or Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors hereunder or which, but for this provision, might operate as a discharge of any Guarantor.
11.6    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of the Agent or any Lender) of the liability of any Borrower; (b) any defense based on any claim that such Guarantors’ obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantors’ liability hereunder; (d) any right to require the Agent or any Lender to proceed against any Borrower, proceed against or exhaust any security for any of the Guaranteed Obligations, or pursue any other remedy in the Agent’s or any Lender’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Agent or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance hereof or of the existence, creation or incurrence of new or additional Guaranteed Obligations. Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code.
11.7    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Agreement whether or not any Borrower or any other person or entity is joined as a party.
11.8    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Section 11 until the Full Payment of all of the Guaranteed Obligations and any amounts payable under this Section 11. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent and Lenders and shall forthwith be paid to the Agent to reduce the amount of the applicable Guaranteed Obligations, whether matured or unmatured.
11.9    Termination; Reinstatement. The guaranty under this Section 11 is a continuing and irrevocable guaranty of the applicable Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Guaranteed Obligations and any other amounts payable under this Section 11. Notwithstanding the foregoing, the guaranty under this Section 11 shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or the Agent or any Lender exercises its right of setoff, in respect of the applicable Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether the Agent or any Lender is in possession of or has released the guaranty hereunder and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 11.9 shall survive termination of the guaranty hereunder.
11.10    Subordination. Each Obligor hereby subordinates the payment of all obligations and indebtedness of any Obligor owing to such other Obligor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to any Guarantor as subrogee of the Agent or any Lender or resulting from such Guarantor’s performance under the guaranty under this Section 11, to the Full Payment of all Guaranteed Obligations and Obligations. If the Agent or any Lender so requests, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Agent and Lenders and the proceeds thereof shall be paid over to the Agent on account of the applicable Guaranteed Obligations of such Guarantor, but without reducing or affecting in any manner the liability of any Guarantor under this Section 11. Notwithstanding the foregoing, a Guarantor may demand and accept repayments of indebtedness of any Borrower owing to such Guarantor as such repayment is expressly permitted hereunder.
11.11    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Agent.
11.12    Miscellaneous. No provision of this Section 11 may be waived, amended, supplemented or modified, except by a written instrument executed by the Agent and each Guarantor party hereto. No failure by the Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power under this Section 11 shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Section 11 shall not affect the enforceability or validity of any other provision herein.

11.13    Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other Guarantor such information concerning the financial condition, business and operations of such Borrower and any such other Guarantor as the Guarantor requires, and that the Agent and Lenders have no duty, and not Guarantor is relying on the Agent or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower or any other Guarantor (the guarantor waiving any duty on the part of the Agent or any Lender to disclose such information and any defense relating to the failure to provide the same).
11.14    Setoff. If and to the extent any payment is not made when due under this Section 11, the Agent and any Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with the Agent or any Lender.
11.15    Representations and Warranties. Each Guarantor represents and warrants that (a) its obligations under this Section 11 constitute its legal, valid and binding obligation enforceable in accordance with its terms; (b) the making and performance of the guaranty under this Section 11 does not and will not violate the provisions of any material Applicable Law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (c) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of the guaranty under this Section 11 have been obtained or made and are in full force and effect, except as could not reasonably be expected to result in a Material Adverse Effect.
11.16    Additional Guarantor Waivers and Agreements.
11.16.1    Each Guarantor understands and acknowledges that if the Agent forecloses judicially or nonjudicially against any real property security for any of the Guaranteed Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from a Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Section 11. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to the guaranty under this Section 11 based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Agreement, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Section 11 even though the Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing any of the Guaranteed Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Agent may commence to enforce the guaranty under this Section 11; (iii) acknowledges and agrees the rights and defenses waived by such Guarantor in this Agreement include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Agent and Lenders are relying on this waiver in creating any of the Guaranteed Obligations, and that this waiver is a material part of the consideration which the Agent and Lenders are receiving for creating the Guaranteed Obligations.
11.16.2    Each Guarantor waives all rights and defenses that such Guarantor may have because of any of the Guaranteed Obligations is secured by real property. This means, among other things: (i) the Agent may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by any Obligor; and (ii) if the Agent forecloses on any real property collateral pledged by any Obligor: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Agent may collect from the Guarantors even if the Agent, by foreclosing on the real property collateral, has destroyed any right the Guarantors may have to collect from Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because any of the Guaranteed Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.
11.16.3    Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.
SECTION 12.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT
12.1    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(x)    Any Obligor fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);
(y)    Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(z)    An Obligor breaches or fail to perform any covenant contained in Section 6.3, 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;
(aa)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
(bb)    A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
(cc)    Any breach or default of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $1,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;
(dd)    Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(ee)    A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000;
(ff)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or Obligors and their Subsidiaries are not Solvent on a consolidated basis;
(gg)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
(hh)    UK Borrower (i) is unable or admits inability to pay its debts as they fall due; (ii) suspends making payments on any of its debts or, (iii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Agent or any Secured Party in their capacity as such) with a view to rescheduling any of its indebtedness; or (b) if in respect of UK Borrower, (i) the value of its assets is less than that its liabilities (taking into account contingent and prospective liabilities); or (ii) a moratorium is declared or imposed in respect of any its indebtedness;
(ii)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(jj)    An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;
(kk)    A Change of Control occurs;
(ll)    The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to UK Borrower unless the aggregate liability of UK Borrower under all Financial Support Directions and Contributions Notices is less than $200,000 (or its equivalent in another currency or currencies).
12.2    Remedies upon Default. If an Event of Default described in Section 12.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(c)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(d)    terminate, reduce or condition any Revolver Commitment, or make any adjustment to the Borrowing Base;
(e)    require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
(f)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
12.3    License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
12.4    Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

12.5    Remedies Cumulative; No Waiver.
12.5.6    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
12.5.7    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Revolver Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 13.    AGENT
13.1    Appointment, Authority and Duties of Agent.
13.1.9    Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.
13.1.10    Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
13.1.11    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
13.1.12    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from the applicable Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.
13.1.13    Agent as Security Trustee. In this Agreement and the UK Security Agreements, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Agent (or any other Person acting in such capacity) in its capacity as security trustee of Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the UK Security Agreements or the security thereby created. Any obligations of Agent (or any other Person acting in such capacity) in this Agreement and UK Security Agreements shall be obligations of Agent in its capacity as security trustee of Secured Parties to the extent that the obligations relate to the UK Security Agreements or the security thereby created. Additionally, in its capacity as security trustee of Secured Parties Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 13; (ii) all the powers of an absolute owner of the security constituted by the UK Security Agreements and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Agreements and/or any of the Loan Documents.
13.1.14    Appointment of Agent as Security Trustee. Each Secured Party hereby appoints Agent to act as its trustee under and in relation to the UK Security Agreements and to hold the assets subject to the security thereby created as trustee for Secured Parties on the trusts and other terms contained in the UK Security Documents and each Secured Party hereby irrevocably authorizes Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to Agent as security trustee of Secured Parties by the terms of the UK Security Agreements together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.
13.1.15    Liens. Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of Agent in its capacity as security trustee of Secured Parties.
13.1.16    Successors. Secured Parties agree that at any time that the Person acting as security trustee of Secured Parties in respect of the UK Security Agreements shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements.
13.1.17    Capacity. Nothing in Sections 13.1.5 to 13.1.8 shall require Agent in its capacity as security trustee of Secured Parties under this Agreement and the UK Security Agreements to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the US or the UK which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.
13.2    Agreements Regarding Collateral and Borrower Materials.
13.2.6    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Obligors certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of the applicable Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
13.2.7    Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
13.2.8    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants, provided such Persons are informed of the confidential nature of such Reports and Borrower Materials and instructed to keep them confidential and strictly for such Lender’s use)), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
13.3    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper

Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
13.4    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from an Obligor or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.
13.5    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.
13.6    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.
13.7    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
13.8    Successor Agent and Co-Agents.
13.8.1    Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Obligors. If Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Agent by written notice to Obligors and Agent. Required Lenders may appoint a successor to replace the resigning or removed Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Obligors. If no successor agent is appointed prior to the effective date of Agent’s resignation or removal, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent (including powers and duties in its capacity as security trustee) without further act. On the effective date of its resignation or removal, the retiring or removed Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger, amalgamation or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.
13.8.2    Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
13.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Revolver Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolver Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

13.10    Remittance of Payments and Collections.
13.10.1    Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. (Applicable Time Zone) on a Business Day, payment shall be made by Lender not later than 3:00 p.m. (Applicable Time Zone) on such day, and if request is made after 1:00 p.m. (Applicable Time Zone), then payment shall be made by 11:00 a.m. (Applicable Time Zone) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.
13.10.2    Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Floating Rate Loans. In no event shall Obligors be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.
13.10.3    Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.
13.11    Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
13.12    Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Arranger,” “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
13.13    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 12 and 14.3.3. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

13.14    No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 14.    BENEFIT OF AGREEMENT; ASSIGNMENTS
14.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Revolver Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
14.2    Participations.
14.2.6    Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Revolver Loans and Revolver Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Obligors agree otherwise in writing.
14.2.7    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Revolver Loan or Revolver Commitment in which such Participant has an interest, postpones the Revolver Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Revolver Loan or Revolver Commitment, or releases any Obligor, Guarantor or substantially all Collateral.
14.2.8    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Obligors (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Revolver Commitments, Revolver Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.
14.2.9    Benefit of Setoff. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
14.3    Assignments.
14.3.8    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.
14.3.9    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Obligors shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
14.3.10    Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
14.3.11    Register. Agent, acting as a non-fiduciary agent of Obligors (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Revolver Commitments of, and the Revolver Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Obligor as the Obligor in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Obligors or any Lender, from time to time upon reasonable notice.
14.4    Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders (or all UK Lenders or US Lenders, as applicable) was required and the applicable Required Lenders consented, (b) is a Defaulting

Lender, (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), or (d) if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.10, then Agent or US Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
14.5    Register. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register in accordance with the requirements of US Treasury Regulations Sections 1.871-14(c)(1)(i) and 5f.103-1(c) showing the principal amount of, and interest accruing on, the Revolver Advances owing to each Lender, including the Swingline Loans, and Protective Advances, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
SECTION 15.    MISCELLANEOUS
15.1    Consents, Amendments and Waivers.
15.1.10    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that
(a)    without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b)    without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;
(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Revolver Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; (iv) amend this clause (c) or (v) amend the definition of Availability Block;
(d)    without the prior written consent of all (x) US Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of US Borrowing Base, US Accounts Formula Amount or US Inventory Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata (with respect to US Obligations) or US Required Lenders; (iii) release all or substantially all Collateral; or (iv) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;
(e)    without the prior written consent of all (x) UK Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of UK Borrowing Base, UK Accounts Formula Amount or UK Inventory Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata (with respect to UK Obligations) or UK Required Lenders; (iii) release all or substantially all Collateral; or (iv) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and
(f)    without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.3.
15.1.11    Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
15.1.12    Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.2    Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
15.3    Notices and Communications.
15.3.2    Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Obligor Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the US mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Obligor Agent shall be deemed received by all Obligors.
15.3.3    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
15.3.4    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Obligors shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform, and Obligors and Secured Parties acknowledge that “public” information is not segregated from material non-public information on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO OBLIGOR MATERIALS OR THE PLATFORM. Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet.
15.3.5    Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.
15.4    Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Floating Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5    Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
15.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.
15.9    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
15.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
15.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
15.12    Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Obligor Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, and tombstone purposes, and may use Obligors’ logos, trademarks or product photographs for such purposes. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
15.13    Reserved.
15.14    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
15.15    Consent to Forum.
15.15.1    Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER CALIFORNIA, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law, including bringing proceedings in England against any UK Obligor to enforce their UK Obligations. In relation to any dispute relating to the UK Guaranteed Obligations, UK Guarantors each hereby irrevocably (i) submits to the non-exclusive jurisdiction of the courts of England, and (ii) waives objections to the courts of England on the grounds of inconvenient forum or otherwise. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
15.15.2    Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
15.15.3    Judicial Reference. If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in such case (whether fact or law) and to report a statement of decision. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Agent’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.
15.16    Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
15.17    Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

15.18    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

OBLIGORS: PARAMETRIC SOUND CORPORATION, a Nevada corporation, as a US Borrower and a UK Guarantor By: Name: Title: Address: Attn: Telecopy:
VOYETRA TURTLE BEACH, INC., a Delaware corporation, as a US Borrower and a UK Guarantor By: Name: Title: Address: Attn: Telecopy:
TURTLE BEACH EUROPE LIMITED, as UK Borrower By: Name: Title: Address: Attn: Telecopy:

Loan, Guaranty and Security Agreement

PSC LICENSING CORP., a California corporation, as a US Guarantor and a UK Guarantor By: Name: Juergen Stark Title: President Address: Attn: Telecopy:
VTB HOLDINGS, INC., a Delaware corporation, as a US Guarantor and a UK Guarantor By: Name: Juergen Stark Title: Chief Executive Officer and President Address: Attn: Telecopy:

[Signatures continue on the following page.]

Loan, Guaranty and Security Agreement

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and US Lender By: Name: Title: Address: Attn: Telecopy:
BANK OF AMERICA, N.A., (acting through its London branch), as UK Lender By: Name: Title: Address: Attn: Telecopy:

Loan, Guaranty and Security Agreement

EXHIBIT A
to
Loan, Guaranty and Security Agreement
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Loan, Guaranty and Security Agreement dated as of March 31, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among PARAMETRIC SOUND CORPORATION, a Nevada corporation (“Parametric”), VOYETRA TURTLE BEACH, INC., a Delaware corporation (“Voyetra”; and together with Parametric, individually “US Borrower,” and individually and collectively, jointly and severally, “US Borrowers”), TURTLE BEACH EUROPE LIMITED, a company limited by shares and incorporated in England and Wales with company number 03819186 (“Turtle Beach,” also referred to hereinafter as “UK Borrower”; and together with US Borrowers, individually “Borrower” and individually and collectively, “Borrowers”), PSC LICENSING CORP., a California corporation (“PSC”), VTB HOLDINGS, INC., a Delaware corporation (“VTB”; and together with PSC, individually a “US Guarantor” and individually and collectively, jointly and severally, “US Guarantors”; and together with US Borrowers, individually a “UK Guarantor” and individually and collectively, jointly and severally, “UK Guarantors”; UK Guarantors and US Guarantors, individually a “Guarantor,” and individually and collectively, “Guarantors”); the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent, collateral agent and security trustee for Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and BANK OF AMERICA, N.A. as sole lead arranger and sole book runner for the Lenders. Terms are used herein as defined in the Loan Agreement.
[________________________] (“Assignor”) and [________________________] (“Assignee”) agree as follows:
1.    Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor, together with an interest in the Loan Documents corresponding to the Assigned Interest (as defined below):

1.	a principal amount of $[________] of Assignor’s outstanding US Revolver Loans and $[___________] of Assignor’s participations in US LC Obligations,

2.
the amount of $[__________] of Assignor’s US Revolver Commitment (which represents [____]% of the total US Revolver Commitments),(the foregoing items (a) and (b) being, collectively, the “US Assigned Interest”),

(a)	a principal amount of $[________] of Assignor’s outstanding UK Revolver Loans and $[___________] of Assignor’s participations in UK LC Obligations, and

(b)
the amount of $[__________] of Assignor’s UK Revolver Commitment (which represents [____]% of the total UK Revolver Commitments), (the foregoing items (c) and (d) being, collectively, the “UK Assigned Interest”; and together with the US Assigned Interests, collectively the “Assigned Interests”).

Exhibit A

This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and US Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.
2.    Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its US Revolver Commitment is $__________, its UK Revolver Commitment is $__________, the outstanding balance of its US Revolver Loans and participations in US LC Obligations is $__________, and the outstanding balance of its UK Revolver Loans and participations in UK LC Obligations is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]
3.    Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.
4.    This Agreement shall be governed by the laws of the State of California. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.
5.    Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):
____________________________
____________________________
____________________________

Exhibit A

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):
____________________________
____________________________
____________________________
____________________________
Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):
____________________________
____________________________
ABA No. _______________________
____________________________
Account No. ____________________
Reference: _____________________
If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):
____________________________
____________________________
ABA No. _______________________
____________________________
Account No. ____________________
Reference: _____________________

Exhibit A

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.
_____________________________________
(“Assignee”)

By___________________________________
Title:
_____________________________________
(“Assignor”)

By___________________________________
Title:

Exhibit A

EXHIBIT B
to
Loan, Guaranty and Security Agreement
ASSIGNMENT NOTICE
Reference is made to (1) the Loan, Guaranty and Security Agreement dated as of March 31, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among PARAMETRIC SOUND CORPORATION, a Nevada corporation (“Parametric”), VOYETRA TURTLE BEACH, INC., a Delaware corporation (“Voyetra”; and together with Parametric, individually “US Borrower,” and individually and collectively, jointly and severally, “US Borrowers”), TURTLE BEACH EUROPE LIMITED, a company limited by shares and incorporated in England and Wales with company number 03819186 (“Turtle Beach,” also referred to hereinafter as “UK Borrower”; and together with US Borrowers, individually “Borrower” and individually and collectively, “Borrowers”), PSC LICENSING CORP., a California corporation (“PSC”), VTB HOLDINGS, INC., a Delaware corporation (“VTB”; and together with PSC, individually a “US Guarantor” and individually and collectively, jointly and severally, “US Guarantors”; and together with US Borrowers, individually a “UK Guarantor” and individually and collectively, jointly and severally, “UK Guarantors”; UK Guarantors and US Guarantors, individually a “Guarantor,” and individually and collectively, “Guarantors”); the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent, collateral agent and security trustee for Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and BANK OF AMERICA, N.A. as sole lead arranger and sole book runner for the Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment Agreement”), between __________________ (“Assignor”) and ____________________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.
Assignor hereby notifies [US][UK] Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $________ of Assignor’s outstanding [US][UK]Revolver Loans and $___________ of Assignor’s participations in [US][UK] LC Obligations, and (b) the amount of $__________ of Assignor’s [US][UK]Revolver Commitment (which represents ____% of the total [US][UK]Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and US Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.
For purposes of the Loan Agreement, Agent shall deem Assignor’s [US][UK]Revolver Commitment to be reduced by $_________, and Assignee’s [US][UK] Revolver Commitment to be increased by $_________.
The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:
________________________
________________________
________________________
________________________

Exhibit B
1

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment Agreement.
This Notice is being delivered to [US][UK]Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

Exhibit B
2

IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.
_____________________________________
(“Assignee”)

By___________________________________
Title:
_____________________________________
(“Assignor”)

By___________________________________
Title:
ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:
[US BORROWER AGENT]:
_________________________________

By_______________________________
Title:

* No signature required if Assignee is a Lender, US-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.
BANK OF AMERICA, N.A.,
as Agent

By_______________________________
Title:

Exhibit B
3

SCHEDULE 1.1
to
Loan, Guaranty and Security Agreement
REVOLVER COMMITMENTS OF LENDERS

Lender	US Revolver Commitment	UK Revolver Commitment	Revolver Commitment
Bank of America, N.A.	$50,000,000	$0	$50,000,000
Bank of America, N.A. (London Branch)	$0	$10,000,000	$10,000,000

Schedule 1.1

SCHEDULE 1.1A
to
Loan, Guaranty and Security Agreement

MANDATORY COST FORMULAE

1
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Conduct Authority and/or the Prudential Regulation Authority (or, in either case, any other authority which replaces all or any of its functions); or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Lending Office in any Participating Member State will be the percentage notified by that Lender to Agent. This percentage will be certified by that Lender in its notice to Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Agent as follows:

(a)    in relation to a Revolver Loan in Sterling:
AB + C(B - D) + E x 0.01 per cent. per annum
100 - (A + C)
(b)    in relation to a Revolver Loan in any currency other than UK Sterling:
E x 0.01 per cent. per annum.

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if an unpaid Obligation, the additional rate of interest applicable thereto under the definition of “Default Rate”) payable for the relevant Interest Period on that unpaid Obligation.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

Schedule 1.1

D	is the percentage rate per annum payable by the Bank of England to Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by Agent as being the average of the most recent rates of charge supplied by the three leading banks in the London interbank market appointed by the Agent (the "Reference Banks") to the Agent pursuant to paragraph 7 below and expressed in Sterling per £1,000,000.

5.    For the purposes of this Schedule:

5.1
“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 of England or (as may be appropriate) by the Bank of England;

5.2
“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or the Prudential Regulation Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

5.4	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Conduct Authority or the Prudential Regulation Authority, supply to Agent, the rate of charge payable by that Reference Bank to the Financial Conduct Authority or the Prudential Regulation Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Conduct Authority or the Prudential Regulation Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in Sterling per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)    the jurisdiction of its Lending Office; and
(b)    any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

Schedule 1.1

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.
Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
Agent shall distribute the additional amounts received as a result of the Mandatory Cost to Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
Agent may from time to time, after consultation with Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Conduct Authority, the Prudential Regulation Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1

SCHEDULE 8.5
to
Loan, Guaranty and Security Agreement
DEPOSIT ACCOUNTS

Depository Bank	Type of Account	Account Number

Schedule 8.5

SCHEDULE 8.6.1
to
Loan, Guaranty and Security Agreement
BUSINESS LOCATIONS

1.	Borrowers currently have the following business locations, and no others:
Chief Executive Office:
Other Locations:

2.	In the five years preceding the Closing Date, Borrowers have had no office or place of business located in any county other than as set forth above, except:

3.	Each Subsidiary currently has the following business locations, and no others:
Chief Executive Office:
Other Locations:

4.	The following bailees, warehouseman, similar parties and consignees hold inventory of a Borrower or Subsidiary:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

Schedule 8.6.1

SCHEDULE 9.1.4
to
Loan, Guaranty and Security Agreement
NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares

2.	The record holders of Equity Interests of each Borrower (other than Parametric) and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner

3.	All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows:

4.
In the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation, or combination, except:

Schedule 9.1.4

SCHEDULE 9.1.11
to
Loan, Guaranty and Security Agreement
REGISTERED PATENTS, REGISTERED TRADEMARKS, REGISTERED COPYRIGHTS AND MATERIAL LICENSES
1.    Borrowers’ and Subsidiaries’ registered patents:

Patent	Owner	Status in Patent Office	Federal Registration No.	Registration Date

2.    Borrowers’ and Subsidiaries’ registered trademarks:

Trademark	Owner	Status in Trademark Office	Federal Registration No.	Registration Date

3.    Borrowers’ and Subsidiaries’ registered copyrights:

Copyright	Owner	Status in Copyright Office	Federal Registration No.	Registration Date

4.	Borrowers’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licensor	Description of License	Term of License	Royalties Payable

Schedule 9.1.11

SCHEDULE 9.1.14
to
Loan, Guaranty and Security Agreement
ENVIRONMENTAL MATTERS

Schedule 9.1.14

SCHEDULE 9.1.15
to
Loan, Guaranty and Security Agreement
RESTRICTIVE AGREEMENTS

Entity	Agreement	Restrictive Provisions

Schedule 9.1.15

SCHEDULE 9.1.16
to
Loan, Guaranty and Security Agreement
LITIGATION
1.    Proceedings and investigations pending against Borrowers or Subsidiaries:

2.    Threatened proceedings or investigations of which any Borrower or Subsidiary is aware:

3.    Pending Commercial Tort Claim of any Obligor:

Schedule 9.1.16

SCHEDULE 9.1.18
to
Loan, Guaranty and Security Agreement
PENSION PLAN DISCLOSURES

Schedule 9.1.18

SCHEDULE 9.1.18
to
Loan, Guaranty and Security Agreement

UK PENSION PLAN DISCLOSURES

Schedule 9.1.18

SCHEDULE 9.1.20
to
Loan, Guaranty and Security Agreement
LABOR CONTRACTS
Borrowers and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

Parties	Type of Agreement	Term of Agreement

Schedule 9.1.20

SCHEDULE 10.2.2
to
Loan, Guaranty and Security Agreement
EXISTING LIENS

Schedule 10.2.2

SCHEDULE 10.2.17
to
Loan, Guaranty and Security Agreement
EXISTING AFFILIATE TRANSACTIONS

Schedule 10.2.17